      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 4, 1999



                                                      Registration No. 333-74649

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                    BALLY TOTAL FITNESS HOLDING CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                 7991                                36-3228107
   (State or other jurisdiction of          (Primary standard industrial                 (I.R.S. Employer
    incorporation or organization)          classification code number)               Identification number)

                           8700 West Bryn Mawr Avenue
                            Chicago, Illinois 60631
                                 (773) 380-3000
   (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                 Lee S. Hillman
                    Bally Total Fitness Holding Corporation
                           8700 West Bryn Mawr Avenue
                            Chicago, Illinois 60631
                                 (773) 380-3000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:
                                  Irv Berliner
                   Benesch, Friedlander, Coplan & Aronoff LLP
                            2300 BP America Building
                               200 Public Square
                             Cleveland, Ohio 44114
                                 (216) 363-4500
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    As soon as practicable after this registration statement becomes effective and all other conditions to the exchange offer pursuant to the registration rights agreement described in the enclosed prospectus have been satisfied or waived.
                            ------------------------

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering. [ ]
                            ------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             SUBJECT TO COMPLETION

                    PRELIMINARY PROSPECTUS DATED MAY 4, 1999



PROSPECTUS

                              BALLY TOTAL FITNESS
                                      LOGO

                    BALLY TOTAL FITNESS HOLDING CORPORATION

                       OFFER TO EXCHANGE ALL OUTSTANDING

             9 7/8% Series B Senior Subordinated Notes Due 2007 and
               9 7/8% Series C Senior Subordinated Notes Due 2007
             ($300,000,000 aggregate principal amount outstanding)

             FOR 9 7/8% SERIES D SENIOR SUBORDINATED NOTES DUE 2007

                            Terms of Exchange Offer

     - Expires 5:00 p.m., New York City time,             , 1999, unless
       extended

     - Not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the Securities and Exchange Commission

     - All outstanding Series B and Series C notes that are validly tendered and not validly withdrawn will be exchanged for Series D notes

     - Tenders of outstanding Series B and Series C notes may be withdrawn at any time prior to the expiration of the exchange offer

     - We believe that the exchange of notes will no be a taxable exchange for U.S. federal income tax purposes

     - We will not receive any proceeds from the exchange offer

     - The terms of the Series D notes to be issued are substantially identical to the outstanding Series B and Series C notes, except for transfer restrictions and registration rights relating to the outstanding Series C notes


     THIS EXCHANGE OFFER INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.



     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SERIES D NOTES TO BE DISTRIBUTED IN THE EXCHANGE OFFER, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                               , 1999

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               PROSPECTUS SUMMARY

     Unless otherwise described in this prospectus, the words "Bally," "we", "our," "ours," and "us" refer to Bally Total Fitness Holding Corporation and its subsidiaries. The following summary contains basic information about this exchange offer. For further information regarding this exchange offer, we encourage you to read this entire document and the documents we have referred you to.


                        BACKGROUND OF THE EXCHANGE OFFER


     On October 7, 1997, Bally Total Fitness Holding Corporation completed the private offering of $225,000,000 principal amount of 9 7/8% Series A Senior Subordinated Notes Due 2007. The Series A notes were subsequently part of an exchange offer, which allowed holders to exchange $1,000 principal amount of Series A notes for $1,000 principal amount of 9 7/8% Series B Senior Subordinated Notes Due 2007, which were registered under the Securities Act of 1933, as amended. On December 16, 1998, Bally completed the private offering of $75,000,000 principal amount of 9 7/8% Series C Senior Subordinated Notes Due 2007.


     As a part of the private offering of Series C notes, Bally entered into a Registration Rights Agreement in which we agreed to deliver to you this prospectus and to complete the exchange offer on or before June 16, 1999. You are entitled to exchange in the exchange offer your Series B notes, which are already registered under the Securities Act, or your Series C notes, or both, for 9 7/8% Series D Senior Subordinated Notes Due 2007, which will be registered under the Securities Act and will contain substantially identical terms to both the Series B notes and Series C notes.


     You should read the discussion under the headings " -- Summary of the Terms of Series D Notes" and "Description of the Series D Notes" for further information regarding the Series D notes and the discussion under the headings
' -- Summary of the Exchange Offer" and "The Exchange Offer" for further information regarding the exchange offer and resale of the Series D notes.


                              BUSINESS DESCRIPTION


     Bally is the only nationwide commercial operator of fitness centers in the United States. It is also the largest commercial operator in terms of revenues, the number of members, and the number and square footage of facilities. Bally offers value to its members by providing access to state-of-the-art fitness facilities with affordable membership programs. Bally's fitness centers feature an outstanding selection of cardiovascular, conditioning and strength equipment and offer extensive aerobic and other group fitness training programs.

     Bally was a wholly-owned subsidiary of Bally Entertainment Corporation until it was spun-off to Bally Entertainment's stockholders on January 9, 1996. Bally's executive offices are located at 8700 West Bryn Mawr Avenue, Chicago, Illinois 60631. Bally's telephone number is (773) 380-3000.

                         SUMMARY OF THE EXCHANGE OFFER


THE EXCHANGE OFFER............   We are offering to exchange $1,000 principal
                                   amount of our 9 7/8% Series D Subordinated
                                   Notes due 2007 for each $1,000 principal amount of our outstanding Series B notes or Series C notes, or both.

                                 As of             , 1999, there are $300
                                   million aggregate principal amount of Series
                                   B notes and Series C notes outstanding.

                                 We will issue Series D notes on or promptly
                                   after             , 1999, unless we extend
                                   the exchange offer.

RESALES.......................   We believe the Series D notes issued in the
                                   exchange offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to the conditions described under "The Exchange
                                   Offer -- Resales of the Series D notes".

EXPIRATION DATE...............   The exchange offer will expire at 5:00 p.m.,
                                   New York City time,             , 1999,
                                   unless we extend the exchange offer.

CONDITIONS TO THE EXCHANGE
  OFFER.......................   The exchange offer is not subject to any
                                   condition other than the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

PROCEDURES FOR TENDERING
  OUTSTANDING SERIES B NOTES
  AND SERIES C NOTES..........   The procedures for tendering outstanding Series
                                   B notes and Series C notes, as well as
                                   guaranteed delivery procedures, are described in "The Exchange Offer -- Procedures for Tendering Series B Notes and Series C Notes" and "The Exchange Offer -- Guaranteed Delivery Procedures."

WITHDRAWAL RIGHTS.............   You may withdraw the tender of your Series B
                                   notes or Series C notes at any time prior to
                                   5:00 p.m. New York City time on             ,
                                   1999.

CERTAIN U.S. FEDERAL INCOME
  TAX CONSEQUENCES............   We believe the exchange of Series B notes or
                                   Series C notes will not be a taxable exchange for United States federal income tax purposes. We believe you will not recognize any taxable gain or loss or any interest income as a result of this exchange.

USE OF PROCEEDS...............   We will not receive any proceeds from the
                                   issuance of Series D notes pursuant to the exchange offer. We will pay all expenses incident to the exchange offer.

EXCHANGE AGENT................   The exchange agent is the U.S. Bank Trust
                                   National Association.


INFORMATION AGENT.............   The information agent is MacKenzie Partners,
                                   Inc.



                       SUMMARY OF TERMS OF SERIES D NOTES


TOTAL AMOUNT OF SERIES D NOTES
  OFFERED.....................   $300 million principal amount of 9 7/8% Series
                                   D Senior Subordinated Notes due 2007.

MATURITY......................   October 15, 2007.

ISSUE PRICE...................   Par plus accrued interest from April 15, 1999.

INTEREST......................   Annual rate 9 7/8%. Payment frequency -- every
                                   six months on April 15 and October 15. First payment -- October 15, 1999.

RANKING.......................   The Series D notes are senior subordinated
                                   debts of Bally.

                                 They rank behind all of our current senior debt
                                   and all of our future indebtedness, except indebtedness that expressly provides that it is not senior to the Series D notes.

                                 As of December 31, 1998, the Series D notes
                                   would have been subordinated to approximately $185.7 million of senior debt.

OPTIONAL REDEMPTION...........   On or after October 15, 2002, we may redeem
                                   some or all of the Series D notes at any time at the redemption prices listed in "Description of the Series D
                                   Notes -- Optional Redemption."

                                 On or after October 15, 2000, we may redeem up
                                   to $105 million of the Series D notes with the proceeds of certain public offerings of our equity at the price listed in "Description of the Series D
                                   Notes -- Optional Redemption."

MANDATORY OFFER TO
  REPURCHASE..................   If we sell certain assets or experience
                                   specific kinds of changes of control, we must offer to repurchase the notes at the prices listed in "Description of the Series D Notes."

BASIC COVENANTS OF
  INDENTURE...................   We will issue the Series D notes under an
                                   indenture with U.S. Bank Trust National
                                   Association, as Trustee. The indenture will, to the same extent as the indenture governing the Series B notes, restrict our ability and the ability of our subsidiaries to, among other things:

                                 - borrow money;

                                 - pay dividends on our stock or purchase our
                                   stock;

                                 - make investments;

                                 - use assets as security in other transactions;
                                   and

                                 - sell certain assets or merge with or into
                                   other companies.

                                 For more details, see "Description of the
                                   Series D Notes -- Certain Covenants."

                             SUMMARY FINANCIAL DATA


     The following table presents summary consolidated financial data of Bally. The financial data were derived from, and should be read in conjunction with, financial information appearing elsewhere in this prospectus. See "Selected Consolidated Financial Data".

     During several years, Bally has experienced extraordinary gains and losses. In 1997, Bally recognized an extraordinary loss on extinguishment of debt of $21.4 million ($1.37 per share) resulting from a refinancing of Bally's subordinated debt and revolving credit facility. In 1996, Bally recognized a net extraordinary gain on extinguishment of debt consisting of (1) a gain of $9.9 million ($.81 per share) resulting from a $15.2 million tax obligation to Bally Entertainment which was forgiven as part of the December 1996 merger of Bally Entertainment with and into Hilton Hotels Corporation and (2) a charge of $4.2 million ($.35 per share) resulting from a refinancing of Bally's securitization facility.

     The ratio of earnings to fixed charges is calculated by dividing: (1) income (loss) before income taxes and extraordinary items plus fixed charges (adjusted for capitalized interest) by (2) fixed charges. Fixed charges consist of interest incurred (expensed or capitalized) and the portion of rent expense which is deemed representative of interest. Earnings were insufficient to cover fixed charges by $22.2 million, $26.2 million, $37.1 million and $53.1 million for the years ended December 31, 1997, 1996, 1995 and 1994, respectively.

                                                             YEARS ENDED DECEMBER 31,
                                               -----------------------------------------------------
                                                 1998        1997       1996       1995       1994
                                               ---------    -------    -------    -------    -------
                                                (DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Net revenues...............................  $  742.5     $661.0     $639.2     $653.4     $682.0
  Operating income (loss)....................      52.8       19.9       19.1        5.0      (16.1)
  Income (loss) before extraordinary items...      13.3      (23.5)     (24.9)     (31.4)     (39.5)
  Basic earnings (loss) per common share (pro
     forma for 1995) (a).....................       .59      (1.51)     (2.04)     (3.25)
  Diluted earnings (loss) per common share
     (pro forma for 1995) (a)................       .51      (1.51)     (2.04)     (3.25)
BALANCE SHEET DATA (AT END OF YEAR):
  Installment contracts receivable, net......  $  422.1     $343.6     $300.2     $303.4     $284.1
  Total assets...............................   1,128.8      967.6      893.3      936.5      951.0
  Long-term debt, less current maturities....     482.2      405.4      376.4      368.0      289.7
  Stockholders' equity.......................     161.8       70.3       24.2       31.7       34.8
Ratio of earnings to fixed charges...........       1.2

---------------

(a) The net loss for 1995 reflects a federal income tax benefit arising from Bally's prior tax sharing agreement with Bally Entertainment of $7.1 million. Pro forma loss per common share for 1995 (which is unaudited) has been determined giving effect to (1) adjustments made to reflect the income tax benefit as if Bally had filed its own separate consolidated income tax return for the year, which results in a pro forma net loss of $38.5 million, and (2) the distribution of 11,845,161 shares of Bally common stock to Bally Entertainment stockholders as if such distribution had taken place as of the beginning of the year.

                                  RISK FACTORS


     This prospectus includes "Forward Looking Statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 including, in particular, the statements about our plans, strategies, and prospects under the headings "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business." Although we believe our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we can give no assurance such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this Prospectus are set forth below and elsewhere in this prospectus. All forward-looking statements attributable to Bally or persons acting on our behalf are expressly qualified in their entirety by the following cautionary statements.



     SUBSTANTIAL LEVERAGE -- OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT THE FINANCIAL HEALTH OF BALLY AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THESE NOTES.


     We have now, and, after the exchange offer, will continue to have, a significant amount of indebtedness. Our substantial indebtedness could have important consequences to you. For example, it could:

        - make it more difficult for us to satisfy our obligations with respect to the Series D notes;

        - increase our vulnerability to general adverse economic and industry conditions;

        - require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund capital expenditures and other general corporate purposes;

        - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

        - limit, along with the financial and other restrictive covenants in our indebtedness, our ability to borrow additional funds.

     Failing to comply with any covenants contained in our indebtedness could result in an event of default which, if not cured or waived, could have a material adverse effect on us.

     The following chart shows certain important credit statistics and is presented assuming we completed the exchange offer as of the dates or at the beginning of the periods specified below and applied the proceeds as intended:

                                                                     AT DECEMBER 31, 1998
Total indebtedness (including outstanding letters of
  credit)...................................................  approximately $491.7 million
Long-term debt (less current maturities) to total
  capitalization............................................  approximately 74%

                                                          FOR THE YEAR ENDED
                                                          DECEMBER 31, 1998
                                                          ------------------
Ratio of earnings to fixed charges....................          1.2 x

     Our long-term debt currently includes:

        - $160.0 million of asset-backed securities, which are undivided interests in the H&T Master Trust. The H&T Master Trust consists primarily of a portfolio of installment contracts receivable from the financing of initial membership fees and the proceeds from those contracts;

        - $225.0 million principal amount of Series B notes;

        - $75.0 million principal amount of Series C notes, reduced by an unamortized discount of $1.5 million;

        - $29.5 million of other borrowings principally related to capital lease obligations; and

        - A revolving credit facility which provides up to $100.0 million of credit expiring November, 2000. The maximum amount currently available under this credit facility is $90.0 million. As of December 31, 1998, the revolving credit facility was unused except for outstanding letters of credit totaling $3.7 million.


     SUBORDINATION -- YOUR RIGHT TO RECEIVE PAYMENTS ON THE SERIES D NOTES IS JUNIOR TO THE RIGHTS OF HOLDERS OF MOST OF OUR EXISTING INDEBTEDNESS AND POSSIBLY ALL OF OUR FUTURE BORROWINGS.


     The Series D notes rank behind all of our existing senior indebtedness and all of our future borrowings, except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, these notes. These notes rank equal in payment to the Series B notes and Series C notes. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of senior debt of Bally will be entitled to be paid in full in cash before any payment may be made with respect to the Series D notes. To the extent any distribution will be made to the holders of Series D notes after payment of all our senior debt, it will have to be shared with other holders of subordinated indebtedness of Bally, including the Series B notes and Series C notes. In any of these cases, we may not have sufficient funds to pay all of our creditors, and holders of the Series D notes may not receive the full amount due under the Series D notes or may not receive anything at all.

     In addition, all payments on the Series D notes may be blocked in the event of a default on senior debt.

     As of December 31, 1998, the Series D notes would have been subordinated to approximately $185.7 million of senior debt and approximately $86.3 million would have been available for borrowing as additional senior debt under our revolving credit facility.

     In certain circumstances, under the indenture, we may be obligated to repurchase or to make an offer to repurchase the Series D notes, Series C notes and Series B notes. The subordination of the Series D notes, Series C notes and Series B notes to all our existing and future senior debt and our available funds may limit our ability to repurchase any of the notes. Our revolving credit facility currently prohibits us from making repurchases of any of the notes.


     SUBORDINATION -- BALLY'S HOLDING COMPANY STRUCTURE EFFECTIVELY MAKES PAYMENTS ON THE SERIES D NOTES SUBORDINATED TO OBLIGATIONS OF OUR SUBSIDIARIES.


     Our operations are conducted through our subsidiaries. Unless Bally is a trade creditor with claims against its subsidiaries, claims of creditors of those subsidiaries, including trade creditors, will be entitled to be paid in full before any payment may be made to creditors of Bally, including the holders of the Series D notes. This is true even though these obligations of our subsidiaries are not considered senior debt. As of December 31, 1998, subsidiary liabilities (which also include some senior debt) were approximately $99.6 million, excluding $361.8 million of deferred revenues and $18.9 million of deferred income taxes, which do not reflect future cash obligations of the subsidiaries.


     RESTRICTIONS IMPOSED BY INDEBTEDNESS -- THE DOCUMENTS GOVERNING OUR INDEBTEDNESS CONTAIN COVENANTS AND RESTRICTIONS WHICH, IF NOT COMPLIED WITH, COULD RESULT IN DEFAULT AND ACCELERATION OF ANY OR ALL OF OUR DEBT.


     The documents governing our revolving credit facility and the indentures governing the Series D notes, Series C notes and Series B notes contain covenants that restrict our ability to incur additional indebtedness, pay dividends, prepay certain indebtedness (including the Series D notes), dispose of certain assets, create liens and make certain investments or acquisitions. Our ability to comply with these provisions may be affected by events beyond our control. The breach of any of these covenants could result in a default under the revolving credit facility documents. In the event of any default under the revolving credit facility, depending on the actions taken by the lenders under the revolving credit facility, the lenders could accelerate the indebtedness due under the revolving credit facility, together with accrued interest. A default under the revolving credit facility documents or the instruments governing Bally's other indebtedness could constitute a cross-default under the indentures governing the Series D notes, Series C notes or Series B notes and any instruments governing Bally's other indebtedness. Conversely, a default under the indentures governing the

Series D notes, Series C notes or Series B notes could constitute a cross-default under the revolving credit facility documents and any instruments governing Bally's other indebtedness.


     DILUTION OF VOTING POWER -- THE INDIVIDUAL VOTING INTEREST OF HOLDERS OF SERIES C NOTES WILL BE SUBSTANTIALLY DILUTED TO THE EXTENT SERIES B NOTES ARE ALSO EXCHANGED.


     To the extent Series B notes are also exchanged for the Series D notes, up to $300.0 million aggregate principal amount of the Series D notes will be outstanding after the exchange offer, and the Series D notes will be deemed to be a single series of debt securities outstanding under the indenture. Accordingly, the individual voting interest of each holder of Series C notes under the indenture will be diluted. See "Description of Notes."


     RISKS OF MULTIPLE INDENTURES -- SINCE THE SERIES B NOTES ARE GOVERNED BY A DIFFERENT INDENTURE THAN THE SERIES C NOTES AND SERIES D NOTES, BALLY WILL BE SUBJECT TO TWO SETS OF COVENANTS.


     To the extent Series B notes are not exchanged for the Series D notes, Bally will be subject to the covenants under the indenture governing the Series B notes regardless of any amendment or waiver of the terms of the indenture governing the Series C notes and the Series D notes.


     NET LOSSES -- WE REPORTED LOSSES IN 1995, 1996 AND 1997. LOSSES MAY PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE SERIES D NOTES.



     If we experience losses in the future, we may not be able to fulfill our obligations under the Series D notes. Although we have reported earnings before extraordinary items of $13.3 million in 1998, we reported losses before extraordinary items of $23.5 million, $24.9 million and $31.4 million for the years ended December 31, 1997, 1996 and 1995, respectively. On a pro forma basis, adjusting the income tax provision/benefit as if we had filed our own separate consolidated tax returns, the loss for 1995 would have been $38.5 million.



     OUR NEW BUSINESS INITIATIVES -- THE POSITIVE RESULTS ACHIEVED FROM INTRODUCING NEW BUSINESS INITIATIVES DURING THE MOST RECENT TWO YEARS MAY NOT CONTINUE IN THE FUTURE.


     We have introduced a number of new business initiatives to capitalize on our brand identity, distribution infrastructure (approximately 330 facilities), significant member base (approximately four million members) and frequency of visitation. However, before 1998 we had not previously generated significant revenues from any of these new business initiatives and they may not be successful in the future. These initiatives primarily focus on selling ancillary products and services to our members within our fitness centers and include: providing personal training services, selling private-label nutritional products, opening retail stores within our fitness centers that sell nutritional products, work-out apparel and related accessories and rehabilitative and physical therapy services. We have limited experience in marketing new products to our members. The sale and marketing of nutritional products and work-out apparel and related accessories and the provision of rehabilitative and physical therapy services involve significant risk of competition. See " -- Competition." The provision of rehabilitative and physical therapy services also involves risks of government regulation. See "-- Government Regulation."


     RISKS ASSOCIATED WITH PRICING STRATEGY -- OUR PRICES FOR INITIAL MEMBERSHIP FEES AND MONTHLY DUES MAY BE SUBJECT TO COMPETITIVE PRESSURE IN SOME MARKETS.


     Competitive conditions in some markets in which we operate may limit our ability to maintain or increase pricing of initial membership fees and monthly dues.


     RISKS RELATED TO ACQUISITIONS -- OUR ACQUISITION STRATEGY MAY NOT BE PROFITABLE.


     A component of our business strategy is to identify and acquire fitness center operators in strategic geographic locations. However, we may not expand our operations and any expansion may not be profitable. The success of this strategy will depend upon a number of factors, including our ability to identify acceptable acquisition candidates in suitable locations, complete acquisitions on favorable terms, successfully integrate acquired businesses with our existing operations and expand our membership base at acquired locations. The failure to identify, evaluate and effectively integrate acquired businesses could adversely affect our operating results.


     COMPETITION -- WE MAY NOT BE ABLE TO CONTINUE TO COMPETE EFFECTIVELY IN EACH OF OUR MARKETS IN THE FUTURE.


     We are the largest operator, or among the largest operators, of fitness centers in every major market in which we operate fitness centers. Within each market, we compete with other commercial fitness centers, physical fitness and recreational facilities established by local governments, hospitals and businesses for their employees , the YMCA and similar organizations and, to a certain extent, with racquet, tennis and other athletic clubs, country clubs, weight reducing salons and the home-use fitness equipment industry. We also compete, to some extent, with entertainment and retail businesses for the discretionary income of our target markets. We may not be able to continue to compete effectively in each of our markets in the future.

     As we pursue new business initiatives, particularly the sale of nutritional products and apparel, we will be competing against large, established companies with more experience selling products on a retail basis. In some instances, our competitors for these products have substantially greater financial resources than us. We may not be able to compete effectively against these established companies.


  SEASONAL MEMBERSHIP FEE ORIGINATIONS


     Historically, we have experienced greater membership fee originations in the first quarter and lower membership fee originations in the fourth quarter. Our new products and services may have the effect of further increasing the seasonality of our business.


     GOVERNMENT REGULATION -- OUR OPERATIONS AND BUSINESS PRACTICES ARE SUBJECT TO REGULATION AND ANY CHANGES IN THE LAW MAY HAVE A MATERIAL ADVERSE EFFECT ON US.


     Our operations and business practices are subject to regulation at federal, state and local levels. The general rules and regulations of the Federal Trade Commission, and of state and local consumer protection agencies, apply to our advertising, sales and other trade practices. Any changes in any statutes, rules or regulations could cause us to change our operations and business practices and could increase the costs of regulatory compliance, either of which could have a material adverse effect on our financial condition and results of operations.


     POTENTIAL IMPACT OF YEAR 2000 -- THE FINANCIAL INSTITUTIONS THAT WE DEAL WITH COULD EXPERIENCE YEAR 2000 PROBLEMS.


     We have completed an assessment of whether our systems and those of third parties, which could have a material impact on our business, will function properly with respect to dates in 2000 and thereafter. We have determined that our payroll applications require modification. The necessary modifications are expected to be completed in early to mid-1999 at an aggregate cost of less than $.1 million. We believe the only third parties that could have a material impact on our business are the major financial institutions that process our collections of installment receivables and monthly dues by electronic payment method. We believe these financial institutions are currently working on modifications to their internal systems to insure those systems will function properly with respect to dates in 2000 and thereafter and expect these modifications will be completed in 1999. If any of these financial institutions do not complete their modifications, or if the modifications are not successful, it could have a material adverse effect on us. We do not anticipate the noncompliance, if any, with Year 2000 of any of our non-information technology systems, such as embedded microcontrollers, will materially or adversely affect our business. We are currently undertaking an analysis of worst-case scenarios and developing contingency plans to deal with these scenarios.


     NO PRIOR MARKET FOR THE SERIES D NOTES -- YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE SERIES D NOTES.


     The Series D notes are new securities for which there currently is no market. We have been informed by the initial purchasers in the private offering of Series C notes that they intend to make a market in the Series D notes. However, those initial purchasers may cease their market making at any time. As a result, you cannot be sure that an active trading market will develop for the Series D notes. We do not intend to apply for listing of the Series D notes on any securities exchange or for quotation through the Nasdaq National Market or any other quotation system.


     CERTAIN MARKET CONSEQUENCES OF FAILURE TO EXCHANGE SERIES B NOTES OR SERIES C NOTES -- THE MARKET PRICE AND LIQUIDITY FOR ANY SERIES B NOTES OR SERIES C NOTES REMAINING OUTSTANDING AFTER THE EXCHANGE OFFER MAY BE ADVERSELY AFFECTED.


     To the extent any Series B notes or Series C notes are tendered and accepted for exchange pursuant to the exchange offer, the trading market for Series B notes or Series C notes that remain outstanding may be significantly more limited, which might adversely affect the liquidity of the Series B notes or Series C notes not exchanged. The number of holders of Series B notes or Series C notes remaining and the interest in maintaining a market in such Series B notes or Series C notes on the part of securities firms will largely determine the extent of the market and availability of price quotations. The market price for Series B notes or Series C notes that are not exchanged in the exchange offer may be affected adversely to the extent that the amount of Series B notes or Series C notes exchanged pursuant to the exchange offer reduces the outstanding market value available for trading. This may also make the market price of the Series B notes or Series C notes that are not exchanged more volatile.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT


     On December 16, 1998, Bally sold the Series C notes in a private placement transaction exempt from the registration requirements of the Securities Act. In connection with this sale, Bally entered into a registration rights agreement, where Bally agreed, with respect to the Series B notes (which were issued in January 1998, in a transaction registered under the Securities Act) and the Series C notes, to use its best efforts:


        (1) to file, on or prior to March 16, 1999, a registration statement concerning the exchange offer with the Commission under the Securities Act;

        (2) to cause the registration statement filed by Bally with respect to the exchange offer to be declared effective by the Commission on or prior to May 16, 1999;

        (3) to keep the registration statement filed by Bally with respect to the exchange offer effective until the closing of the exchange offer; and

        (4) to cause the exchange offer to be completed on or before June 16, 1999.

     The exchange offer is intended to satisfy Bally's exchange offer obligations under the registration rights agreement.

     The exchange offer is not being made to, and Bally will not accept tenders for exchange from, eligible holders of Series B notes or Series C notes in any jurisdiction in where the exchange offer or the acceptance of notes would not be in compliance with the securities or blue sky laws of that jurisdiction. As used in this prospectus, "eligible holders" means the registered owner of any Series B notes or Series C notes or any person whose Series B notes or Series C notes are held of record by DTC or some other nominee.

TERMS OF THE EXCHANGE OFFER

     Bally will, upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal, exchange outstanding Series B notes and Series C notes for an equal principal amount of Series D notes. Bally will accept for exchange any and all Series B notes and Series C notes that are validly tendered and not withdrawn prior to 5:00 p.m., New York
City time, on             , 1999. Tenders of the Series B notes and Series C
notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on
            , 1999. The Series D notes issued in the exchange offer will be delivered promptly after acceptance of the Series B notes and Series C notes.

     Series B notes and Series C notes may be tendered only in multiples of $1,000. Subject to the foregoing, eligible holders may tender less than the aggregate principal amount represented by their Series B notes and Series C notes, provided that they appropriately indicate this fact on the letter of transmittal accompanying the tendered notes (or so indicate pursuant to the procedures for book-entry transfer).

     As of the date of this prospectus, $225 million aggregate principal amount of Series B notes were outstanding and $75 million aggregate principal amount of Series C notes were outstanding. Solely for reasons of administration, Bally has
fixed the close of business on             , 1999, as the record date for
purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. Only an eligible holder of Series B notes or Series C notes (or that eligible holder's legal representative or attorney-in-fact) may participate in the exchange offer. There will be no fixed record date for determining eligible holders of the Series B notes or Series C notes entitled to participate in the exchange offer. Bally believes that, as of the date of this prospectus, no eligible holder of Series B notes or Series C notes is an affiliate (as defined in Rule 405 under the Securities Act) of Bally.

     If any tendered Series B notes or Series C notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, certificates for any unaccepted Series B notes or Series C notes will be returned, without expense, to the
tendering eligible holder as promptly as practicable after             , 1999.

     THE BOARD OF DIRECTORS OF BALLY DOES NOT MAKE ANY RECOMMENDATION TO HOLDERS OF SERIES B NOTES OR SERIES C NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR SERIES B NOTES OR SERIES C NOTES PURSUANT TO THE EXCHANGE OFFER. In addition, no one has been authorized to make any such recommendation.


EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The exchange offer will expire on             , 1999 at 5:00 p.m., New York
City time, unless Bally, in its sole discretion, extends the exchange offer.

     Bally expressly reserves the right, in its sole and absolute discretion:

        (1) to delay accepting any Series B notes or Series C notes;

        (2) to extend the exchange offer;

        (3) to terminate the exchange offer; and

        (4) to waive any condition or otherwise amend the terms of the exchange offer in any manner.

     If the exchange offer is amended in a manner determined by Bally to constitute a material change, Bally will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the eligible holders of Series B notes and Series C notes.

     Any delay in acceptance, extension, termination, amendment or waiver will be followed promptly by oral or written notice to the exchange agent and by making a public announcement of it, and the notice and announcement in the case of an extension will be made no later than 9:00 a.m, New York City time, on the next business day after the exchange offer was previously scheduled to expire. Subject to applicable law, Bally may make this public announcement by issuing a release to the Dow Jones News Service.

CONDITIONS OF THE EXCHANGE OFFER

     Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, Bally will not be required to exchange any Series B notes or Series C notes for Series D notes, and, as described below, may terminate the exchange offer, whether or not any Series B notes or Series C notes have been accepted for exchange, or may waive any conditions to or amend the exchange offer, if:

        (1) the exchange offer, or the making of any exchange by an eligible holder of Series B notes or Series C notes, violates any applicable law or any applicable interpretation of the staff of the Commission;

        (2) the Series B notes and Series C notes have not been tendered in accordance with the exchange offer; and

        (3) each eligible holder of Series B notes and Series C notes exchanged in the exchange offer has not made customary representations, including:

           (a) that the eligible holder is not an "affiliate" of Bally within the meaning of Rule 405 under the Securities Act;

           (b) that all Series D notes to be received by the eligible holder will be acquired in the ordinary course of its business;

           (c) that at the time of the consummation of the exchange offer, the eligible holder has no arrangement or understanding with any person to participate in the "distribution" (within the meaning of the Securities Act) of the Series D notes; and

           (d) any other representation that may be reasonably necessary under applicable Commission rules, regulations or interpretations to allow eligible holders to use the registration statement filed by Bally with respect to the exchange offer.

     If the waiver or amendment constitutes a material change to the exchange offer, Bally will promptly disclose the waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of Series B notes and Series C notes, and Bally will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

     Bally expects that these conditions will be satisfied. These conditions are for the sole benefit of Bally and may be waived by Bally in whole or in part at any time and from time to time in its sole discretion. The failure by Bally at any time to exercise any of these rights will not be deemed a waiver of these rights and each right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by Bally concerning the events described above will be final and binding upon all parties.

REGISTRATION DEFAULT

     It will be a registration default if Bally does not:

        (1) file a registration statement concerning the exchange offer with the Commission by March 16, 1999;

        (2) have the registration statement concerning the exchange offer declared effective by the Commission by May 16, 1999;

        (3) close the exchange offer by June 16, 1999;

        (4) if required, have a shelf registration statement declared effective by the Commission by May 16, 1999; or

        (5) if a shelf registration statement is being filed because of the request of the initial purchasers of the Series C notes acquiring a majority of the initial aggregate principal amount of the Series C notes, have the shelf registration statement declared effective by the Commission 60 days after the request by the initial purchasers.

     If there is a registration default, the interest rate on the Series C notes will be increased by one-quarter of one percent (0.25%) per year, which rate will again increase by an additional one-quarter of one percent (0.25%) each 90-day period that the additional interest continues to accrue under any such circumstance. The interest rate will increase a maximum of one percent (1%) per year. The interest in excess of 9 7/8% paid by Bally after a registration default will be referred to in this prospectus as "additional interest". After all registration defaults are cured, the accrual of additional interest will cease and the interest rate will revert to 9 7/8%. With respect to a registration default described in paragraphs (3) through (5) above, additional interest will accrue only on the Series C notes which have not been exchanged in the exchange offer.

TERMINATION OF NOTEHOLDERS' RIGHTS

     Holders of Series D notes will not be and, after the exchange offer, eligible holders of Series C notes will no longer be, entitled to (1) the right to receive additional interest upon the occurrence of a registration default, or
(2) other rights under the registration rights agreement intended for the holders of unregistered securities.

     However, (1) an eligible holder of Series B notes or Series C notes who is not legally permitted to participate in the exchange offer based upon advice of counsel or who does not receive fully tradeable Series D notes through the exchange offer, and (2) the initial purchasers acquiring a majority of the initial aggregate principal amount of the Series C notes acquired directly from Bally, will have the right to require Bally to file a shelf registration statement solely for the benefit of those eligible holders of Series C notes and will be entitled to receive additional interest following a registration default in connection with the filing of the shelf registration statement. Series B notes and Series C notes not tendered in the exchange offer will remain outstanding and continue to accrue interest in accordance with their terms.

ACCRUED INTEREST ON THE SERIES B NOTES AND SERIES C NOTES

     Interest on the Series D notes will accrue from April 15, 1999. Eligible holders of Series B notes and Series C notes accepted for exchange will be deemed to have waived the right to receive any other payments or accrued interest on those notes.

PROCEDURES FOR TENDERING SERIES B NOTES AND SERIES C NOTES

     The term "registered holder" as used in this section with respect to the Series B notes and Series C notes means any person in whose name the Series B notes and Series C notes are registered on the books of the registrar.


     Registered Holders. A registered holder who wishes to tender Series B notes or Series C notes for exchange pursuant to the exchange offer must transmit those notes, together with a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at the address on the back cover page of this
prospectus prior to 5:00 p.m., New York City time, on             , 1999. The
method of delivery of Series B notes and Series C notes, letters of transmittal and all other required documents is at the election and risk of the registered holder. IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, IS USED. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT THE HOLDER USE AN OVERNIGHT OR HAND DELIVERY SERVICE. In all cases, sufficient time should be allowed to assure timely delivery.


     DTC Book-Entry Transfer. A registered holder who is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the Series B notes and Series C notes by causing DTC to transfer those notes into the exchange agent's account at DTC in accordance with DTC's procedures for such transfer. Registered holders who tender Series B notes and Series C notes through DTC's Book-Entry Transfer Facility system need not submit a physical letter of transmittal if those registered holders comply with the transmittal procedures for DTC's Book-Entry Transfer Facility system. Confirmation of the book-entry transfer must be received by the exchange agent at its address on the
back cover page of this prospectus on or before             , 1999.

     Nominee Holders. Any beneficial owner of the Series B notes or Series C notes whose notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender those notes in the exchange offer should contact the registered holder promptly and instruct the registered holder to tender on their behalf. If the beneficial owner wishes to tender directly, the beneficial owner must, before completing and executing the letter of transmittal and tendering Series B notes or Series C notes, make appropriate arrangements to register ownership of those notes in the beneficial owner's name. Beneficial owners should be aware that the transfer of registered ownership may take considerable time.

     If these documents and procedures cannot be delivered and completed to the
exchange agent on or before             , 1999, then the holders of Series B
notes and Series C notes who want to receive Series D notes through the exchange offer will have to follow the guaranteed delivery procedures described in " -- Guaranteed Delivery Procedures."

     If the Series B notes or Series C notes surrendered for exchange are tendered (1) by a registered holder of those notes who has completed the box entitled "Special Delivery Instructions" in the letter of transmittal, or (2) for the account of an eligible institution, then each signature on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed. If a signature has to be guaranteed, it must be guaranteed by a participant in a recognized Medallion Signature Program. If the letter of transmittal is signed by a person other than the registered holder of the Series B notes or Series C notes, then the notes surrendered for exchange must be endorsed by the registered holder, with a guaranteed signature. The term "eligible institution" as used in this section means a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or any other "eligible guarantor institution" as such term is defined in Rule 17Ad-15 under the Exchange Act.

     All questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of Series B notes and Series C notes tendered for exchange will be determined by Bally in its sole discretion and will be final and binding. Bally reserves the absolute right to reject any and all Series B notes and Series C notes not properly tendered. Bally may also reject any Series B notes or Series C notes if, in the opinion of Bally's counsel, it would be unlawful. Bally also reserves the absolute right to waive any defects, irregularities or conditions of the exchange offer as to particular Series B
notes or Series C notes either before or after             , 1999, including the
right to waive the ineligibility of any holder who seeks to tender Series B notes or Series C notes in the exchange offer. Unless waived, any defects or irregularities in connection with tenders of Series B notes or Series C notes for exchange must be cured within the period of time Bally determines. Tenders of the Series B notes and Series C notes will not be deemed to have been made until any irregularities have been cured or waived.

     If any letter of transmittal, endorsement, bond power, power of attorney or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and, unless waived by Bally, provide proper evidence satisfactory to Bally of that person's authority to so act.

     By tendering through either DTC's Book-Entry Transfer Facility system or by executing a letter of transmittal, each registered holder represents to Bally that:

        (1) the Series D notes to be acquired in connection with the exchange offer are being acquired by the eligible holder and each beneficial owner in the ordinary course of business;

        (2) the eligible holder and each beneficial owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the Series D notes;

        (3) the eligible holder and each beneficial owner acknowledge and agree that any person who is an affiliate of Bally or who is participating in the exchange offer for the purpose of distributing the Series D notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Series D notes acquired by that person and cannot rely on the position of the staff of the Commission set forth in no-action letters that are discussed in this prospectus under "Resales of New Notes";

        (4) that if the eligible holder is a broker-dealer that acquired Series B notes and Series C notes as a result of market-making or other trading activities, it will deliver a prospectus in connection with any resale of Series D notes acquired in the exchange offer, however, the eligible holder will not be deemed to admit that it is an "underwriter" within the meaning of Section 2(ii) of the Securities Act;

        (5) the eligible holder and each beneficial owner understand that a secondary resale transaction described in clause (3) above should be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K;

        (6) neither the eligible holder nor any beneficial owner is an "affiliate," as defined under Rule 405 of the Securities Act, of Bally except as otherwise disclosed to Bally in writing; and

        (7) the eligible holder and each beneficial owner has full power and authority to tender, exchange, assign and transfer its Series B notes and Series C notes through the exchange offer and Bally will acquire good and unencumbered title to those notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. Each registered holder and beneficial owner will, upon request, execute and deliver any additional documents that Bally determines is necessary or desirable to complete the assignment and transfer of the Series B notes and Series C notes tendered through the exchange offer.

GUARANTEED DELIVERY PROCEDURES

     Eligible holders who wish to tender their Series B notes or Series C notes but (1) cannot comply with DTC's Book-Entry Transfer Facility system by
            , 1999, (2) do not have their Series B notes and Series C notes immediately available, or (3) cannot deliver their Series B notes or Series C notes, the letter of transmittal or any other documents required by the letter
of transmittal to the exchange agent on or before             , 1999, may tender
their notes according to the guaranteed delivery procedures described in the letter of transmittal. To use the guaranteed delivery procedures:

        (1) tender must be made by or through an eligible institution and a notice of guaranteed delivery must be signed by the eligible holder,

        (2) on or before             , 1999, the exchange agent must have
     received from the eligible institution a properly completed and duly executed letter of transmittal and a notice of guaranteed delivery, and

        (3) properly completed and executed documents required by the letter of transmittal and the tendered Series B notes or Series C notes in proper form for transfer, or confirmation of a book-entry transfer of the Series B notes or Series C notes into the exchange agent's account at DTC, must be received by the exchange agent within three New York Stock Exchange trading
     days after             , 1999.

     Any eligible holder who wishes to tender Series B notes or Series C notes through the guaranteed delivery procedures described in this paragraph must ensure that the exchange agent receives the notice of guaranteed delivery and letter of transmittal relating to the Series B notes and Series C notes before
5:00 p.m., New York City time, on             , 1999.

WITHDRAWAL RIGHTS

     Holders of the Series B notes and Series C notes may withdraw tenders of their notes by delivering a telegram, telex, facsimile transmission or letter to the exchange agent, at its address listed on the back cover page of this
prospectus, at any time prior to 5:00 p.m., New York City time, on             ,
1999. The notice of withdrawal must:

        (1) specify the name of the person who deposited the Series B notes and Series C notes;

        (2) identify the Series B notes and Series C notes to be withdrawn, including the certificate number or numbers and principal amount of those notes, as applicable;

        (3) be signed by the eligible holder. The eligible holder must sign in the same manner as the original signature on the letter of transmittal by which the notes were tendered, including any required signature guarantees, or be accompanied by a bond power in the name of the person withdrawing the tender; and

        (4) specify the name in which the Series B notes and Series C notes are to be re-registered, if different from the person who originally tendered the notes.

     Withdrawal of Series B notes and Series C notes tendered through DTC's Book-Entry Transfer Facility system must comply with the procedures for withdrawal established by DTC.

     All questions as to the validity, form, eligibility and time of receipt of these notices will be determined by Bally, in its sole discretion. The Series B notes and Series C notes withdrawn will be deemed to have not been validly tendered for exchange for purposes of the exchange offer. Any Series B notes and Series C notes which have been tendered for exchange but which are withdrawn will be returned to the eligible holder thereof without cost as soon as practicable after withdrawal. Properly withdrawn Series B notes and Series C notes may be retendered by following one of the procedures described under "-- Procedures for Tendering Series B Notes and Series C Notes" at any time on or
before             , 1999.

THE EXCHANGE AGENT; THE INFORMATION AGENT; ASSISTANCE



     U.S. Bank Trust National Association, a national banking corporation, is the exchange agent. All tendered Series B notes and Series C notes, executed letters of transmittal and other related documents should be directed to the exchange agent. MacKenzie Partners, Inc. is the information agent. Questions and requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents should be sent to the information agent at the address on the back cover page of this prospectus.


FEES AND EXPENSES

     All fees and expenses in connection with the exchange offer will be paid for by Bally.


     Bally has not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer. However, Bally will pay the exchange agent and the information agent reasonable and customary fees for their services and will reimburse each of them for their reasonable out-of-pocket expenses in connection with the exchange offer.


     Bally will pay all transfer taxes, if any, applicable to the exchange of Series B notes and Series C notes pursuant to the exchange offer. If a transfer tax is imposed for any reason other than the exchange of Series B notes and Series C notes pursuant to the exchange offer, then the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. The amount of those transfer taxes will be billed directly to the tendering holder if satisfactory evidence of the tax payment or exemption is not submitted with the letter of transmittal.

ACCOUNTING TREATMENT

     The Series D notes will be recorded at the same carrying value as the Series B notes and Series C notes, as reflected in Bally's accounting records on the date of the exchange. Accordingly, no gain or loss will be recognized by Bally for accounting purposes. The expenses of the exchange offer will be amortized over the term of the Series D notes.

RESALES OF THE SERIES D NOTES

     Upon completion of the exchange offer, holders of Series C notes who did not tender their notes and who were legally permitted to participate in the exchange offer will not have any registration rights under the registration rights agreement with respect to those nontendered Series C notes. However, those holders will still have rights with respect to a request for a shelf registration statement by the initial purchasers acquiring a majority of the initial aggregate principal amount of the Series C notes with respect to the Series C notes acquired directly from Bally. The Series C notes not tendered in the exchange offer will continue to be subject to the restrictions on transfer contained in the legend printed on the note. In general, the Series C notes may not be offered or sold unless registered under the Securities Act and applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Bally does not intend to register the Series C notes under the Securities Act.


     Bally is making the exchange offer in reliance on the position of the staff of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. However, Bally has not sought its own interpretive letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the exchange offer as it has in the interpretive letters to third parties. Based on these interpretations by the staff of the Commission, and subject to the following sentences, Bally believes that the Series D notes issued through the exchange offer to an eligible holder in exchange for Series B notes and Series C notes may be offered for resale, resold and otherwise transferred by an eligible holder, without further compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:


        (1) the Series D notes issued in the exchange offer are being acquired by the eligible holder in the ordinary course of business;

        (2) the eligible holder is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the Series D notes issued in the exchange offer;

        (3) the eligible holder is not an "affiliate" of Bally; and

        (4) the eligible holder is not a broker-dealer who purchased Series C notes directly from Bally for its own account.

     Eligible holders wishing to accept the exchange offer must represent to Bally that these conditions have been met. If Bally's belief is inaccurate and an eligible holder transfers any Series D notes issued to it in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act, that eligible holder may incur liability under the federal securities laws. Bally does not assume or indemnify the eligible holder against that liability.

     "Affiliates" of Bally and eligible holders who intend to participate in the exchange offer for the purpose of distributing the Series D notes:

        (1) will not be able to rely on the interpretations of the staff of the Commission set forth in the previously mentioned interpretive letters;

        (2) will not be permitted or entitled to tender the Series C notes in the exchange offer; and


        (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of the Series C notes unless such sale is made pursuant to an exemption from such requirements.


     Each broker-dealer that receives Series D notes for its own account through the exchange offer:

        (1) may be deemed to be a statutory underwriter;

        (2) must acknowledge that it acquired the Series C notes for its own account as a result of market-making activities or other trading activities; and

        (3) must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of Series D notes.

     The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Commission in the interpretive letters referred to above, Bally believes that broker-dealers who acquired Series C notes for their own accounts, as a result of market-making or other trading activities, may fulfill their prospectus delivery requirements with respect to the Series D notes with this prospectus, as it may be amended or supplemented from time to time.

     Subject to certain conditions, Bally has agreed that this prospectus, as it may be amended or supplemented from time to time, may be used by these broker-dealers in connection with resales of the Series D notes. See "Plan of Distribution." However, broker-dealers who intend to use this prospectus in connection with the resale of the Series D notes must notify Bally on or before
            , 1999, that it is a broker-dealer who must comply with the prospectus delivery requirements. The notice may be given in the space provided for that purpose in the letter of transmittal or may be delivered to the exchange agent at the address on the back cover page of this prospectus. Any broker-dealer who is an "affiliate" of Bally may not rely on these interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     In that regard, each of these broker-dealers who surrender Series C notes pursuant to the exchange offer will be deemed to have agreed, by notifying Bally that it intends to use this prospectus in connection with the resale of Series D notes, that, upon receipt of notice from Bally of the occurrence of any event or the discovery of any fact which makes any statement contained in this prospectus untrue in any material respect or which causes this prospectus to omit to state a material fact necessary in order to make the statements contained in this prospectus, in light of the circumstances under which they were made, not misleading or of the occurrence of other events specified in the registration rights agreement, the broker-dealer will suspend the sale of Series D notes pursuant to this prospectus until Bally has amended or supplemented this prospectus to correct the misstatement or omission and has furnished copies of the amended or supplemented prospectus to the broker-dealer or Bally has given notice that the sale of the Series D notes may be resumed, as the case may be.

MISCELLANEOUS

     Participation in the exchange offer is voluntary and holders should carefully consider whether to accept. Holders of the Series B notes and Series C notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

                     MANAGEMENTS DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

GENERAL

     During 1997 and 1998, our three primary strategic objectives were to improve the operating margins of our fitness center membership operations, our core business; increase the number of fitness centers we operate based on our recently designed more profitable fitness center prototype; and introduce new products and services to our members. The strategic initiatives we developed and implemented to meet these objectives are summarized as follows:

     Improve Core Business Operating Margins. The primary approach to improving the operating margins was to grow and improve the quality of revenues while leveraging the largely fixed cost structure of our business. In late 1997, we increased our emphasis on the sale of higher margin all-club memberships, which are typically financed, rather than the sale of lower margin single-club memberships. In late 1998, we significantly increased the monthly charge to new members for dues. We also continued our focus on increasing down payments on financed membership plans and securing installment payments electronically. This resulted in approximately a 12% growth in average down payments during 1998 to $91 and, as of December 31, 1998, approximately 63% of the financed initial membership fees in our receivables portfolio using an electronic payment method. In addition, we reduced core business operating costs, including personnel costs, advertising expenses and other operating expenses. We believe that all of these actions, some of which reduced new membership unit sales and revenues, will ultimately improve cash flows and operating income.

     New Facilities Expansion. In 1998, we initiated a plan to increase new facility openings of our recently designed more profitable fitness center prototype. Seven of these facilities were opened during 1998 and a number were under construction at the end of the year. Due to deferral accounting, new fitness centers generally require nearly a full year before generating incremental earnings before interest, taxes, depreciation and amortization and operating income and require, on average, three or more years to approach maturity. From time-to-time we identify opportunities to acquire existing fitness center operations, at attractive prices, that fit our strategic goals. Recently, acquired fitness center operations generally were immediately additive on a per share basis in terms of earnings before interest, taxes, depreciation and amortization and operating income. During 1998 we acquired nine existing fitness centers in the San Francisco area where we had no previous fitness centers, and one additional fitness center in Chicago.

     Add Products and Services. We also believe significant opportunities exist to increase revenues beyond those generated by the sale of membership plans and receipt of monthly dues. These additional revenues do not require significant capital investment. Beginning in mid-1997, we implemented and greatly expanded during 1998, our new product and service offerings including:

        - Personal training services are now offered at most of our fitness centers;

        - An exclusive line of Bally-branded nutritional products sold to our members; and

        - BFIT Essentials(SM) retail stores, which sell nutritional products, workout apparel and related soft goods, are currently located in approximately 100 of our fitness centers.

We expect the benefits from these new products and services to continue to grow in 1999.

RESULTS OF OPERATIONS

  Comparison of the years ended December 31, 1998 and December 31, 1997

     Net revenue for 1998 were $742.5 million compared to $661.0 million in 1997, an increase of $81.5 million (12%). Net revenue from comparable fitness centers increased 11%. This significant increase in net revenues resulted from the following:

        - The weighted average price of memberships sold increased 21% over the prior year. As a result, membership fees originated increased $33.7 million (8%), consisting of a $61.5 million (17%) increase in financed memberships originated offset, in part, by a $27.8 million (48%) decrease in paid-in-full memberships originated. Total membership units sold during 1998 declined slightly compared to the prior year period reflecting the planned curtailment of sales of the lower priced, lower margin, single-club and discounted upgrade and add-on membership plans in 1998. Unit sales of all other memberships increased year over year by 11%.

        - As a result of our long-term strategy to improve the total yield from individual membership plans, including the monthly dues component, the slight decline in the number of individual memberships during 1998 consisted entirely of memberships with monthly dues of less than $3. This strategy to continually improve membership yield, combined with significantly lower member attrition, improved monthly dues collected $11.0 million (6%) from 1997.

        - Finance charges earned increased $11.0 million (28%) in 1998 due to the growth in size and improved quality of the receivables portfolio. Receivables written off in 1998, as a percent of average receivables, improved 10% compared to the prior year. Additionally, the percentage of accounts current with all contractual payments improved to 85% as of December 31, 1998 from 83% as of December 31, 1997. The average interest rate for finance charges to members was substantially unchanged during the periods.

        - Fees and other revenues increased $23.6 million (148%) over 1997, primarily reflecting the increased sale of personal training services and nutritional and other retail products.

        - Deferral accounting increased revenues by $2.2 million more in 1998 than in 1997.

     The weighted average number of fitness centers increased to 320 during 1998 from 317 during 1997, less than a 1% increase. During 1998, we closed 6 older, typically smaller and less profitable facilities while opening 7 new, larger facilities, based on our new fitness center prototype. In addition, during 1998 we acquired 10 fitness centers, 9 located in the San Francisco area and 1 in Chicago.

     Operating income for 1998 was $52.8 million compared to $19.9 million in 1997. The increase of $32.9 million (165%) was due to the increase in revenues partially offset by a $48.6 million (8%) increase in operating costs and expenses, which included a $22.5 million increase in the provision for doubtful receivables. Excluding the provision for doubtful receivables and the effect of deferral accounting, operating costs and expenses increased $32.7 million (6%) from 1997. Fitness center operating expenses increased $39.4 million (10%) due, in part, to increased spending to improve fitness center operations and appearance, additional commissions from the growth in initial membership fees originated, operating costs associated with the new products and services and the incremental cost of operating new fitness centers. A substantial portion of commission expense is deferred through deferral accounting. Deferral accounting decreased expenses by $6.6 million more in 1998 than in 1997. General and administrative expenses decreased $2.9 million (10%) reflecting that the 1997 period included changes related to vesting of 1996 restricted stock awards. Member processing and collection center expenses increased $.6 million (1%). In addition, advertising expenses remained substantially unchanged and depreciation and amortization expense, as expected, declined $4.6 million largely as the result of amortization in 1997 related to the 1996 restricted stock awards.

     The provision for doubtful receivables, included in operating costs and expenses, was $118.6 million in 1998 compared to $96.1 million in 1997, an increase of $22.5 million (23%), due to the increase in initial membership fees on financed memberships originated. The total provision rate, including the provision for canceled financed membership plans which are reflected in the financial statements as a direct reduction of initial membership revenue, was 41% of gross financed initial membership fees during each of 1998 and 1997.

     Interest expense was $41.5 million in 1998 compared to $45.0 million in 1997. The decrease of $3.5 million (8%) was primarily due to lower average interest rates offset, in part, by a higher average level of debt.

     Comparison of the years ended December 31, 1997 and December 31, 1996

     Net revenues for 1997 were $661.0 million compared to $639.2 million in 1996, an increase of $21.8 million (3%). Net revenue from comparable fitness centers increased 4%. This increase in net revenues resulted from the following:

        - The weighted average price of memberships sold increased 18% over the prior year. As a result, membership fees originated increased $34.8 million (9%), consisting of a $62.3 million (21%) increase in financed memberships originated offset, in part, by a $27.5 million (32%) decrease in paid-in-full memberships originated. Total membership units sold during 1997 decreased 10% from the prior year reflecting the planned curtailment of sales of the lower priced, lower margin, single-club and discounted upgrade and add-on membership plans in 1997. Unit sales for these memberships decreased 32% while the unit sales of all other memberships increased year over year by 1%.

        - Dues collected increased $11.2 million (6%) over 1996, reflecting our continuing strategy of increasing monthly dues.

        - Finance charges earned increased $2.8 million (8%) in 1997 due primarily to the increase in the size of the receivables portfolio.

        - Fees and other revenues increased $1.9 million (14%) over 1996, primarily reflecting an introduction of personal training services into the fitness centers. The sale of nutritional and other retail products also began in mid-1997 in some fitness centers.

        - Deferral accounting added $28.8 million less to revenues in 1997 than in 1996.

     The weighted average number of fitness centers selling memberships decreased from 322 in 1996 to 317 in 1997, reflecting our continuing strategy to improve the quality of our fitness facilities. During 1997 and 1996, we closed 19 older, typically smaller and less profitable facilities and sold a fitness center to a franchisee while opening 8 new, larger facilities, generally based on our new prototype.

     Operating income for 1997 was $19.9 million compared to $19.1 million in 1996. The increase of $.8 million (4%) was due to the increase in revenues partially offset by a $21.0 million (3%) increase in operating costs and expenses, which included a $15.7 million increase in the provision for doubtful receivables. Operating expenses include charges of $5.9 million and $5.1 million in 1997 and 1996, respectively, relating to restricted stock awards for which restrictions lapsed in 1997 and 1996 and final vesting occurred in August 1997. Included in these amounts were $2.1 million and $2.3 million of amortization of unearned compensation in 1997 and 1996, respectfully. Excluding the provision for doubtful receivables and charges related to restricted stock awards, operating costs and expenses increased $4.5 million (1%) from 1996. Fitness center operating expenses increased $17.7 million (5%) due, in part, to increased spending to improve fitness center operations and appearance, additional commissions from the growth in initial membership fees originated, and operating costs associated with the new products and services. A substantial portion of commission expense is deferred through the change in deferred membership origination costs. Deferral accounting decreased expenses by $8.7 million more in 1997 than in 1996. General and administrative expenses increased $5.4 million (23%) and primarily reflects fees paid to Hilton Hotels Corporation in 1997 under a license agreement to use the name "Bally Total Fitness(R)", an increase of tax gross-up expense in 1997 from 1996 relating to the restricted stock awards and increased corporate personnel and other overhead incurred in 1997 relating principally to the new products and services. Member processing and collection center expenses decreased $3.6 million (9%), reflecting decreases in telephone expenses, printing expense and equipment rental costs. The decrease in telephone expenses resulted from renegotiated rates and fewer member service calls. Advertising expenses decreased $2.4 million (5%) due to reduced spending on television advertisements and the elimination of some agency fees in 1997 offset, in part, by increases in production costs and local promotional activities.

     The provision for doubtful receivables for 1997 was $96.1 million compared to $80.4 million in 1996, an increase of $15.7 million (20%) primarily due to the increase in financed memberships originated.

     Interest expense was $45.0 million in 1997 compared to $47.6 million in 1996. The decrease of $2.6 million (5%) was primarily due to lower average interest rates and an increase in the amount of capitalized interest offset, in part, by a higher average level of debt.

     Income Taxes

     The income tax provisions for 1998, 1997, and 1996 reflect state income taxes only. The federal provision for 1998 was offset by the utilization of prior years' net operating losses. No federal tax benefit was provided in 1997 due to the uncertainty that we would ultimately be able to use additional deferred tax assets. The income tax benefit for 1996 reflects a benefit equal to the federal provision allocated to an extraordinary item. The federal provision benefit was limited to the extraordinary item in 1996 due to uncertainty related to the eventual use of additional deferred tax assets.

LIQUIDITY AND CAPITAL RESOURCES

     We are continuously upgrading and expanding our facilities in order to increase our membership base and more effectively capitalize on our marketing and administrative functions. We invest approximately $10.0 million to $15.0 million annually to maintain and make minor upgrades to our existing facilities. In addition, during 1998 we invested approximately $17.0 million to refurbish and make major upgrades to approximately 25% of our fitness centers including adding and upgrading exercise equipment and refreshing interior and exterior finishes to improve club ambiance. An additional $25.0 million was invested to extensively add and upgrade exercise equipment in most of our other fitness centers.

     In recent years we have invested $6.0 million to $15.0 million annually, as funds were available, to open new or replacement facilities. During 1998 we invested approximately $25.0 million in new facilities generally based on our new prototype. Seven of these facilities opened in 1998 and a number were under construction at the end of the year. In 1999, we expect to increase our annual investment to approximately $20.0 million to $35.0 million to open 15 to 20 new fitness centers annually based on our new prototype. The prototype fitness center ranges in size from approximately 15,000 to 35,000 square feet. The prototype is designed to cost less to construct and maintain than our older facilities and has the capacity to accommodate significantly more members than the older fitness centers of the same size because they generally focus on the most widely used amenities.

     In May 1998, we sold 2,800,000 shares of our common stock to the public for net proceeds of $82.7 million and in December 1998, we completed a $75.0 million private placement of 9 7/8% Series C senior subordinated notes due October 15, 2007. We are using these proceeds to fund our growth strategies to open new fitness centers, to acquire fitness center operations in strategic geographic markets and to selectively acquire club-related real estate. We will allocate these proceeds among the contemplated uses based on available business opportunities and prevailing market conditions. We are currently engaged in various stages of discussions to acquire regional fitness centers operators. None of the individual negotiations are for a material acquisition of fitness centers or club-related real estate.

     In August 1998, we announced our intention to repurchase up to 1,500,000 shares of our common stock on the open market from time to time. As of March 1, 1999, we have repurchased 554,800 shares at an average price of $17 per share. No purchases have been made since September 1998.

     In November 1998, we amended our three-year revolving credit facility to provide up to $100.0 million of credit. The maximum amount currently available under this credit facility is $90.0 million. The amount available under the credit line is reduced by any outstanding letters of credit, which cannot exceed

$30.0 million. At December 31, 1998, the credit line was unused except for outstanding letters of credit totaling $3.7 million.


     We have no scheduled principal payments under our subordinated debt until October 2007 and the principal amount of the certificates under our securitization facility, which originally was fixed only through July 1999, is fixed at $160.0 million through July 2001. Our debt service requirements, including interest, but excluding principal payments under the securitization, during 1999 are approximately $52.0 million. We believe that we will be able to satisfy our 1999 requirements for debt service, capital expenditures and any stock repurchases, out of available cash balances, cash flow from operations and if necessary, borrowings on the revolving credit facility.


     Cash used in operating activities during 1998 was $32.0 million compared to $35.9 million in 1997. Net installment contracts receivable grew $78.4 million during 1998 compared to $44.0 million in 1997. Excluding the growth in receivables, operating activities for 1998 provided cash of $46.4 million compared to $8.1 million for 1997. The year over year improvement of $38.3 million principally reflects the $36.8 million increase in profitability for 1998 compared to 1997.

     Prior to completing public offerings of 8,000,000 shares of common stock in August 1997 and 2,800,000 shares in May 1998, which provided aggregate net proceeds totaling $171.0 million, we depended on availability under our revolving credit facility and operations to provide for cash needs. We managed liquidity requirements in past years by emphasizing the sale of lower margin paid-in-full membership plans and accelerating collections through promotional discounting of financed memberships and monthly dues to increase available cash. We believe the use of these techniques negatively impacted our operating results and improved near-term operating cash flows while negatively affecting future periods. The availability of working capital substantially reduced the need for these techniques to be continued beyond mid-1997. By the end of 1998, monthly cash flows from collections, from financed memberships and from monthly dues had grown to levels that substantially eliminated the negative impact from prior years discounting activities.

YEAR 2000

     We have completed an assessment of whether our systems and those of third parties which could have a material impact on our business will function properly with respect to dates in 2000 and thereafter. We have determined that our payroll applications require modification. The necessary modifications are expected to be completed in early to mid-1999 at an aggregate cost of less then $.1 million. We believe the only third parties that could have a material impact on our business are the major financial institutions that process our collections of installment receivables and monthly dues by electronic payment methods. We believe these financial institutions are currently working on modifications to their internal systems to insure that those systems will function properly with respect to dates in 2000 and thereafter and expect that these modifications will be completed in 1999. We do not anticipate that the noncompliance, if any, with Year 2000 of any of our non-information technology systems, such as embedded microcontrollers, will materially or adversely affect our business. We are currently undertaking an analysis of worst-case scenarios and developing contingency plans to deal with these scenarios.

                              BUSINESS DESCRIPTION

     Bally is a Delaware corporation. Bally is the only nationwide commercial operator of fitness centers in the United States. It is also the largest commercial operator in terms of revenues, number of members, and number and square footage of facilities. As of March 1, 1999, we operated approximately 330 fitness centers and had approximately four million members. Our fitness centers are concentrated in major metropolitan areas in 27 states and Canada, with approximately 260 fitness centers located in 23 of the top 25 population centers in the United States representing over 50% of the United States population. Our members made more than 100 million visits to our fitness centers in each of the past three years.

     Bally offers value to its members by providing access to state-of-the-art fitness facilities with affordable membership programs. Our fitness centers feature an outstanding selection of cardiovascular, conditioning and strength equipment and offer extensive aerobic and other group fitness training programs. In addition, many of our current fitness centers include pools, racquet courts or other athletic facilities. Our new fitness center prototype achieves efficiency by focusing on those fitness services our members use most frequently. We have clustered our fitness centers in major metropolitan areas in order to achieve marketing and operating efficiencies. Over 80% of our fitness centers are located in markets in which we have five or more facilities, with our largest concentrations in New York, Los Angeles, Chicago, Baltimore/Washington D.C., Dallas, Houston, Detroit, Miami and Philadelphia.

     The majority of our fitness centers use the service mark "Bally Total Fitness", including eight that are known as "Bally Sports Clubs(SM)". The nationwide use of the service mark enhances brand identity and adds advertising efficiencies. The prior practice of using more than 25 different regional service marks and trade names was eliminated in 1996. As a result of acquisitions in 1998, we also operate six fitness centers as "Pinnacle Fitness(R)" and two as "Gorilla Sports(SM)" and plan to expand the use of these brands.

     Our primary target market for new members is the 18 to 34-year old, middle income segments of the population, with secondary target markets including older and higher income segments. We market ourselves to these consumer segments through the use of a variety of membership options and payment plans. Our membership options range from single-club memberships to our most popular premium memberships which provide additional amenities and access to all of our fitness centers nationwide. Similarly, we offer a broad range of payment alternatives. Typically, our members pay an initial membership fee which can either be financed or paid-in-full at the time of joining. Members who choose to finance their initial membership fee generally do so for up to 36 months, subject to state and local regulation and minimum down payment requirements. In addition to the initial membership fee, members are generally required to pay monthly membership dues in order to use our fitness facilities. We believe the various memberships and payment plans offered, in addition to our strong brand identity and the convenience of multiple locations, constitute distinct competitive advantages.

OPERATING STRATEGIES

     In October 1996, a new management team began to implement a business strategy designed to improve our operating results. These efforts have contributed to recent improvements in operating results; growing net income to $13.3 million in 1998 from losses before extraordinary items of $23.5 million and $24.9 million in 1997 and 1996, respectively.

     In 1997, this management team identified three primary strategic objectives to improve the overall business value. The three objectives identified were:

        - Improve the operating margins of our fitness center membership operations, our core business.

        - Increase the number of fitness centers we operate based on our recently designed, more profitable fitness center prototype.

        - Introduce new products and services to our members.

We developed and implemented a number of key strategic initiatives to meet these objectives.

     Improve Core Business Operating Margins

     The primary approach to improving operating margins has been to grow and improve the quality of revenues while leveraging the largely fixed cost structure of our business. We focused on the following strategic initiatives:

     Emphasize the Sale of Higher Margin All-Club Membership Plans. In the third quarter of 1997 we completed a common stock offering. The proceeds provided working capital allowing us to increase our emphasis on the sale of higher margin all-club membership plans with greater long-term cash flows but lower amounts of immediate cash. The previous strategy focused on near-term cash needs, resulting in an emphasis on lower margin single-club membership plans. Our all-club membership is historically our most popular membership plan and its initial membership fees are typically financed, subject to down payment require-ments. This emphasis contributed to a 43% increase in the weighted average price of memberships sold over the past two years.

     Increase Dues Revenue. We believe our monthly dues are substantially less than those charged by most of our competitors and believe we can continue to raise monthly dues at a rate consistent with past periods without a material loss in membership. In addition, we significantly reduced promotions offering discounted or waived monthly dues. These initiatives contributed to a 6% annual increase in monthly dues collected in 1997 and 1998.

     Upgrade and Expand Existing Fitness Centers. In late 1997, we began to upgrade and expand many of our existing facilities and much of our exercise equipment beyond normal maintenance requirements. We believe these upgrades will increase our membership base and more effectively capitalize on our streamlined marketing and administrative functions. During 1998, we invested extensively to refurbish and make major upgrades to approximately 25% of our fitness centers including adding and upgrading exercise equipment and refreshing interior and exterior finishes to improve club ambiance. Additional investments during 1998 extensively added and upgraded exercise equipment in most of our other fitness centers.

     Improve Collections of Financed Initial Membership Fees. We continue to focus on increasing down payments on financed membership plans and securing installment payments electronically through direct withdrawal from a member's bank account or charge to a member's credit card. Our experience has shown that electronic payments result in higher quality receivables. These efforts yielded a 12% increase in the average down payment to $91 in 1998 from $81 in 1997, which had increased 11% over the 1996 average down payment of $73. Memberships sold where the member selected an electronic payment method have increased each of the last three years and is now exceeding 75%. In addition, we continue to develop improved collection practices based on information provided by "credit scoring" and behavioral modeling, among others, which, we believe, will also improve the yield from the receivable portfolio.

     Continue to Leverage Fixed Cost Base. A significant percentage of our core business operating costs are fixed in nature. Over the past several years, we have significantly reduced these operating costs through aggressive cost management.

     New Facilities Expansion

     To build upon our improved core operations and accelerate the growth of our business we have invested in facilities expansion in two ways:

     Replicate the New Fitness Center Prototype. In 1998 we initiated a plan to increase new facility openings based on our new prototype. The prototype is designed to cost less to build and maintain than our older facilities, and on average, provides almost 40% more useable space for our members in the same average square footage. The new facilities are generally developed pursuant to long-term lease arrangements and currently require, on average, approximately $1.5 million per fitness center to fund leasehold improvements and exercise equipment. During 1998, we invested approximately $25.0 million to develop new facilities. Seven of these facilities opened during 1998 and a number were under construction at the end of the year.

     Selectively Acquire Fitness Center Operations. From time-to-time we identify opportunities to acquire existing fitness center operations, at attractive prices, that fit our strategic goals. During 1998, we acquired nine existing fitness centers in the San Francisco area where we had no previous fitness centers, and one additional fitness center in Chicago.

     Add Products and Services

     Since mid-1997 we have been successfully increasing and diversifying our revenues by offering our members a number of new ancillary products and services. These strategic initiatives focused primarily on products and services delivered to members within our facilities and include:

     Personal Training. We have added fee based personal training services for members in most of our fitness centers. Since January 1997, we have added approximately 1,600 personal trainers to our staff and grown revenues from this service to more than $17.0 million in 1998. Our research indicates the availability of personal training services enhances the perceived value of membership and we believe demand for these services is growing.

     Private-Label Nutritional Products. We began offering a private-label line of Bally-branded nutritional products to our members in mid-1997. These products currently include, among others:

        - Meal replacement drinks;

        - Multi-vitamins;

        - Low calorie snack wafers;

        - Creatine; and

        - Energy bars.

     Sales of these products grew to $9.3 million in 1998 and we continue to test market other nutritional products, with plans to expand the product line to over twenty products by mid-1999. As a policy, we require our suppliers of these nutritional products to maintain significant amounts of product liability insurance to minimize any liability that may arise related to these nutritional products.

     Retail Stores. Since early 1997, we have opened approximately 100 BFIT Essentials retail stores in our fitness centers. These stores contributed $4.2 million of revenue in 1998, selling primarily nutritional products, workout apparel and related soft goods and accessories labeled both Bally Total Fitness and other brand names. We plan to continue to increase the number of BFIT Essentials retail stores in our fitness centers during 1999.

     Rehabilitative and Physical Therapy Services. In late 1998, we entered into a joint venture arrangement with Kessler Rehabilitation Corporation, a leading provider of rehabilitation services, to open rehabilitation centers in up to 100 fitness centers during the next three years. These centers will primarily be located in our fitness centers in the northeastern United States. As of March 1, 1999, we have opened eight rehabilitation centers including five centers with Kessler. We have also contracted with providers of chiropractic services and as of March 1, 1999, eleven of our fitness centers offer these services, including nine in California. In addition, we continue to investigate similar arrangements in other operating regions.

MEMBERSHIP PLANS

     Currently, we offer prospective members a number of membership plans that differ primarily by the inclusion of priority access to in-club services and access to other fitness centers we operate, either locally or nationally. From time to time, we also offer special membership plans which limit a member's access to a fitness center to certain days and non-peak hours. The one-time initial membership fees for access to our fitness center facilities, excluding limited special offers and corporate programs, range from approximately $600 to approximately $1,400 and can be financed for up to 36 months, subject to down payment requirements and state and local regulations. Lower-priced initial membership fee programs generally include higher monthly dues. Generally, the initial membership fee is based on:

        - The membership plan selected;

        - The diversity of facilities and services available at the fitness center of enrollment;

        - Market conditions; and

        - Seasonal promotional strategies.

     In addition to one-time initial membership fees, members generally pay monthly dues in order to maintain membership privileges. Monthly dues are generally fixed, as to rate, while the member is paying their financed initial membership fee and may increase thereafter, subject to stated terms and limits. At December 31, 1998, approximately 90% of our members were being charged monthly dues ranging from $3.00 to $20.00 per month, with the overall average collected of approximately $7.00 per month. The average annual growth rate of our monthly dues revenues was over 6% from 1992 through 1998. We expect the annual

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

increases in monthly dues revenues will continue due to the contractual terms of current membership plans. Additionally, we believe we can continue to increase monthly dues for our members who are beyond their initial financing period without material loss in membership. Our recent experience has shown that members faced with a membership renewal decision for the first time renewed at a rate of approximately 62%. Members faced with a membership renewal decision for subsequent periods renewed at a rate of approximately 85%.

     Members electing to finance their one-time initial membership fees can choose from several payment methods and down payment options. We continue to focus on increasing down payments from members who finance their initial membership fees and on securing installment payments electronically by direct withdrawal from a member's bank account or charge to a member's credit card. We believe both these strategies result in better quality receivables. See " -- Account Servicing".

FINANCING OF INITIAL MEMBERSHIP FEES

     Generally, we offer financing terms of 36 months. Shorter terms are offered on a promotional basis or as required by applicable state or local regulation. Initial membership fees are financed at a fixed annual percentage rate which generally is between 16% and 18%, except where limited by applicable state laws. Financed portions of initial membership fees may be prepaid without penalty at any time during the financing term. Based on experience in 1998, we expect in excess of 90% of all new memberships originated during 1999 will be financed to some extent.

     We currently use three payment methods for financed initial membership fees and monthly dues: electronic payments, monthly statements and coupon books. Members may change their payments to an electronic or monthly statement method at any time. These methods are described as follows:

        - Electronic Payments. This is the most popular method for payment of financed initial membership fees and monthly dues. Under this method, on approximately the same date each month, a fixed payment is either
          (a) automatically transferred from a member's bank account, or (b) automatically charged to a member's designated credit card. Memberships sold where the member selected an electronic payment method has increased each of the last three years and is now exceeding 75%.

        - Monthly Statements. We implemented a monthly statement program in October 1998. New members electing not to pay by an electronic payment method are sent monthly statements setting forth the amount due and owing for their initial membership fees and monthly dues. Members then mail checks to our regional member processing and collection center along with the remittance portion of the monthly statement.

        - Coupon Books. This mechanism requires a member to mail a check monthly to our regional member processing and collection center accompanied by a payment coupon. In October 1998, we replaced this payment option with monthly statements for newly financed initial membership fees or for converting existing accounts.

     Minimum down payments are specified for financed initial membership fees to adequately defray both the initial account set-up cost as well as collection costs should the account become immediately delinquent. On average, we received a down payment of $91 on financed memberships sold during 1998. As a result, we cover the incremental cost of new membership processing and collection through the down payment and do not perform individual credit checks on members. We manage our credit risk by measuring, from past performance, the expected realizable value of financed initial membership fees for members paying by electronic methods, monthly statements or coupon books based on various criteria. For example, our historical analysis indicates the collection experience for electronic payments is approximately 50% better than coupon book accounts. As of December 31, 1998, approximately 63% of financed initial membership fees were being paid by electronic payment methods compared to 29% at December 31, 1992, when we first started emphasizing electronic payment methods for membership payments.

FITNESS CENTERS

     Most of our fitness centers are located near regional, urban and suburban shopping areas and in downtown areas of major cities. Fitness centers vary in size, available facilities and types of services provided. All of our fitness centers contain a wide variety of state-of-the-art progressive resistance, cardiovascular and conditioning exercise equipment as well as free weights. A member's use of a fitness center may include group exercise programs or personal training instruction stressing cardiovascular conditioning, strength development or improved appearance. We require completion of a comprehensive educational training program by our sales and service personnel. Members are offered orientations on the recommended use of exercise equipment by our personnel.

     Generally, our fitness centers constructed prior to 1980 are smaller in size and have fewer amenities than the fitness centers constructed since. The fitness centers we developed in the 1980's average 35,000 square feet and generally include a colorful workout area, sauna and steam facilities, a lap pool, free-weight rooms, aerobic exercise rooms, an indoor jogging track and, in some cases, racquetball or squash courts. Our current prototype fitness center generally focuses on those fitness services our members most frequently use rather than services that receive a lower degree of member use, such as pools, racquet courts or other athletic facilities. Our prototype fitness center, which tends to range from 15,000 to 35,000 square feet, has recently averaged approximately $950,000 to construct, exclusive of purchased real estate and exercise equipment and net of landlord contributions. The new prototype is designed to cost less to construct and maintain than our older facilities and has the capacity to accommodate significantly more members than older fitness centers of the same size because they focus on the most widely used amenities. We generally invest approximately $550,000 for exercise equipment in a prototype fitness center, all or a portion of which may be leased or financed.

     We continuously upgrade and expand our facilities in order to increase our membership base and more effectively capitalize on our marketing and administrative functions. Approximately $10 million to $15 million is invested annually to maintain and make minor upgrades to our existing facilities. These improvements include:

        - Exercise equipment upgrades;

        - Heating, ventilation and air conditioning and other operating equipment upgrades and replacements; and

        - Locker room and workout area refurbishment.

     In addition, during 1998 we invested approximately $17 million to refurbish and make major upgrades to approximately 25% of our fitness centers including adding and upgrading exercise equipment and refreshing interior and exterior finishes to improve club ambiance. An additional $25.0 million was invested to extensively add and upgrade exercise equipment in most of our other fitness centers.

     In recent years we have invested $6.0 million to $15.0 million annually, as funds were available, to open new or replacement facilities. During 1998 we invested approximately $25 million in new facilities generally based on our new prototype. Seven of these facilities opened in 1998. In 1999, we expect to increase our annual investment to approximately $20 million to $35 million to open 15 to 20 new fitness centers annually based on our new prototype.

     In 1997, we entered into an agreement pursuant to which three fitness centers in Syracuse, New York, including one facility we previously owned, are operated by a third party under the service mark "Bally Total Fitness". We plan to seek additional franchise relationships for facilities located in smaller markets; but expect new relationships will begin no sooner than the year 2000.

SALES AND MARKETING

     We devote substantial resources to the marketing and promotion of our fitness centers and their services because we believe strong marketing support is critical to attracting new members both at existing and new fitness centers. The majority of our fitness centers use the service mark "Bally Total Fitness", including eight fitness centers that are known as "Bally Sports Clubs". The nationwide use of the service mark enhances brand identity and adds advertising efficiencies. The prior practice of using more than 25 different regional service marks and trade names was eliminated in 1996. As a result of acquisitions in 1998, we also operate six fitness centers as "Pinnacle Fitness" and two as "Gorilla Sports" and plan to expand the use of these brands.

     We cluster numerous fitness centers in major media markets in order to increase the efficiency of our marketing and advertising programs. We operate approximately 260 fitness centers in 23 of the top 25 population centers in the United States representing over 50% of the United States population.

     We spent approximately $45.2 million in 1998, $45.0 million in 1997 and $47.4 million in 1996 for advertising and promotion and expect to spend similar amounts during 1999, with some additional spending anticipated to support new media markets. Historically, we have primarily advertised on television, and, to a lesser extent, through newspapers, telephone directories, direct mail, radio, outdoor signage and other promotional activities. Currently, we are placing greater emphasis on direct mail and other promotions based on extensive research activities we are undertaking.

     Our sales and marketing programs emphasize the benefits of health, physical fitness and exercise by appealing to the public's desire to look and feel better. Advertisements are augmented with individual sales presentations made by sales personnel in our fitness centers. We believe the various membership and payment plans, in addition to our strong brand identity and the convenience of multiple locations, constitute distinct competitive advantages.

     Our marketing efforts also include corporate membership sales and insurance-eligible programs which are designed to reduce workers' compensation costs and improve productivity. In addition to advertising, personal sales presentations and targeted marketing efforts, we have increasingly used in-club marketing programs. Open-houses and other activities for members and their guests foster member loyalty and introduce fitness centers to prospective members. Referral incentive programs involve current members in the process of new member enrollments and enhance member loyalty.

     Direct mail reminders encourage renewal of existing memberships. We have approximately 100 employees within our regional member processing and collection centers dedicated primarily to inbound renewal programs and outbound telemarketing service programs to existing members. Telemarketing is used, but not extensively, to attract prospective new members. We also attract membership interest from Internet visitors to our home page at www.ballyfitness.com.

     We continually evaluate strategic marketing alliances to heighten public awareness of our fitness centers. For example, in 1998 we entered into an agreement with the owner and syndicator of the "Baywatch" television series pursuant to which portions of an episode of the show were themed around our fitness centers, and cast members make appearances at our fitness center events. Recently, we introduced through major retail outlets a licensed Bally Total Fitness line of portable exercise equipment and a home-kit of our popular exercise program "Power-Flex(TM) by Bally Total Fitness." Strategic partnerships with Visa, Mastercard, Time Warner, Coca Cola, Interpublic Group and Sports Display, Inc. have been developed to grow and build brand position and develop incremental sources of revenue.

ACCOUNT SERVICING

     Membership contracts are administered and collected under uniform procedures implemented by our two regional member processing and collection centers. The centers enable us to conduct centralized data processing of all our membership accounts. These regional centers employ approximately 820 people in the account processing and collection areas, including approximately 240 employees dedicated to customer service, approximately 70 employees dedicated to management information systems, approximately 270 employees dedicated to account processing and administration, which includes the 100 telemarketers discussed in '--Sales and Marketing", and approximately 240 employees dedicated to account collections. The centers collectively receive, deposit and post more than $560 million of membership transactions annually, including the processing of down payments and cash sales, and collections of financed initial membership fees and monthly dues. In addition, the centers process, on average, 2,500 new membership accounts per day. Employees at the centers also respond to and resolve member inquiries and maintain membership data.

     All collections for past-due accounts are initially handled internally by the regional centers. We systematically pursue past-due accounts by utilizing a series of computer-generated correspondence and telephone contacts. Computer-generated correspondence is sent to a delinquent member at 7 and 20 days after an account becomes past-due. Collectors with varying levels of experience are responsible for handling delinquent accounts, depending on the period of delinquency. At 30 and 60 days past-due, the accounts are assigned to power dialer assisted collectors initially as a reminder and later as a demand for payment. At 60 days past-due, members are generally denied entry to the fitness centers. Accounts that have not been collected for a 90-day period are transferred to a group of the most experienced collectors. However, if the first scheduled payment has not been received, the account is generally written-off and any down payment received is not refunded. All remaining delinquent accounts are written-off after 180 days without payment. Accounts that are written-off are reported to credit reporting bureaus and selected accounts are then sold to a third-party collection group.

     We continue to investigate opportunities to enhance our collection efforts based on information provided by credit scoring and behavioral modeling, among others, which we believe will improve the yield from the receivables portfolio. We prioritize our collection approach based on credit scores at various levels of delinquency. By tailoring our collection approach to reflect a delinquent member's likelihood of payment, we believe that we can collect more of our receivables at a lower cost. We use a national bureau which charges a nominal fee per account to credit score. We also believe that other collection techniques such as monthly statements, which have been used since October 1998 for all new members who financed their initial membership fee and did not elect an electronic payment method, will result in better collection of our receivable portfolio.

COMPETITION

     Bally is the only nationwide commercial operator of fitness centers in the United States. It is also the largest commercial operator in terms of revenues, number of members, and number and square footage of facilities.

     We are the largest operator, or among the largest operators, of fitness centers in every major market in which we operate fitness centers. Within each market, we compete with other commercial fitness centers, physical fitness and recreational facilities established by local governments, hospitals, and businesses for their employees, the YMCA and similar organizations, and, to a certain extent, with racquet, tennis and other athletic clubs, country clubs, weight reducing salons and the home-use fitness equipment industry. We also compete, to some extent, with entertainment and retail businesses for the discretionary income of our target markets. However, we believe our brand identity, operating experience, ability to allocate advertising and administration costs over all of our fitness centers, nationwide operations, purchasing power and account processing and collection infrastructure provide us with distinct competitive advantages. We may not be able to continue to compete effectively in each of our markets in the future.

     We believe competition has increased to some extent in certain markets, reflecting the public's enthusiasm for fitness and the decrease in the cost of entry into the market due to financing available from landlords and equipment manufacturers. We believe our brand identity is strong, membership plans are affordable and we have the flexibility to be responsive to economic conditions.

     As we pursue new business initiatives, particularly the sale of nutritional products and apparel, we are competing against large, established companies with more experience selling those products on a retail basis. In some instances, our competitors for these products have substantially greater financial resources than Bally. We may not be able to compete effectively against these established companies.

PROPERTIES

     We operate approximately 330 fitness centers in 27 states and Canada. At December 31, 1998, we owned 33 fitness centers and leased either the land, building or both for the remainder of our fitness centers. Aggregate rent expense, including office and administrative space, was $91.4 million, $86.8 million and $85.8 million for 1998, 1997 and 1996, respectively. Most of our leases require us to pay real estate taxes, insurance, maintenance and, in the case of shopping center and office building locations, common-area maintenance fees. A limited number of leases also provide for percentage rental based on receipts. Various leases also provide for rent adjustments based on changes in the Consumer Price Index, most with limits provided to protect us from large increases in annual rental payments. One fitness center accounted for between 1% to 2% of our net revenues during 1998. We believe our properties are adequate for our current membership.

     The leases for fitness centers we have entered into in the last five years generally provide for an original term of no less than 15 years and, in some cases, for 20 years. Most leases give us at least one five-year option to renew and often two or more such options.

     Our executive offices are located in Chicago, Illinois. The lease expires in January 2003. We also lease space in Huntington Beach, California and Towson, Maryland for our regional member processing and collection centers.

TRADEMARKS AND TRADE NAMES

     The majority of our fitness centers, use the service mark "Bally Total Fitness" including eight fitness centers that are known as "Bally Sports Clubs". The nationwide use of the service mark enhances brand identity and adds advertising efficiencies. The prior practice of using more than 25 different regional service marks or trade names was eliminated in 1996. As a result of acquisitions in 1998, we also operate six fitness centers as "Pinnacle Fitness" and two as "Gorilla Sports" and plan to expand the use of these brands.

     In January 1996, we entered into a 10-year trademark license agreement with our former parent corporation which allows us to use certain marks, including the "Bally Total Fitness" service mark, in connection with our fitness center business. The name "Bally Total Fitness" is a service mark of Park Place Entertainment Corporation. We paid no royalty or license fee for 1996 and now pay a fee of $1.0 million per year. Following the initial ten-year term, we have the option to renew the license for an additional five-year period at a rate equal to the greater of the fair market value or $1.0 million per year.

SEASONAL MEMBERSHIP FEE ORIGINATIONS

     Historically, we experienced greater membership fee originations in the first quarter and lower membership fee originations in the fourth quarter. Our new products and services may have the effect of further increasing the seasonality of our business.

EMPLOYEES

     We have approximately 14,800 employees, including approximately 7,700 part-time employees. The distribution of our employees is summarized as follows:

     - Approximately 13,750 employees are involved in fitness center operations, including sales personnel, instructors, personal trainers, supervisory and facility personnel;

     - Approximately 820 employees are involved in the operation of our regional member processing and collection centers, including management information systems; and

     - Approximately 230 employees are accounting, marketing, human resources, real estate, new product development and operations, legal and administrative support personnel.

     We are not a party to a collective bargaining agreement with any of our employees. Although we experience high turnover of non-management personnel, historically we have not experienced difficulty in obtaining adequate replacement personnel. Periodically, our sales personnel become somewhat more difficult to replace due, in part, to increased competition for skilled retail sales personnel.

GOVERNMENT REGULATION

     Our operations and business practices are subject to regulation at federal, state and local levels. General rules and regulations of the Federal Trade Commission, and of state and local consumer protection agencies, apply to our advertising, sales and other trade practices.

     State statutes and regulations affecting the fitness industry have been enacted or proposed in all of the states in which we conduct business. Typically, these statutes and regulations prescribe certain forms and regulate the terms and provisions of membership contracts, including:

     - Giving the member the right to cancel the contract, in most cases, within three business days after signing;

     - Requiring an escrow for funds received from pre-opening sales or the posting of a bond or proof of financial responsibility; and, in some cases,

     - Establishing maximum prices and terms for membership contracts and limitations on the term of contracts.

     In addition, we are subject to numerous other types of federal and state regulations governing the sale, financing and collection of memberships including, among others, the Truth-in-Lending Act and Regulation Z adopted thereunder, as well as state laws governing the collection of debts. These laws and regulations are subject to varying interpretations by a large number of state and federal enforcement agencies and the courts. We maintain internal review procedures in order to comply with these requirements and believe our activities are in substantial compliance with all applicable statutes, rules and decisions.

     Under so-called "cooling-off" statutes in most states, new members of fitness centers have the right to cancel their memberships for a period of three to ten days after the date the contract was entered into and are entitled to refunds of any payment made. The amount of time new members have to cancel their membership contract depends on the applicable state law. In addition, our membership contracts provide that a member may cancel his or her membership at any time for qualified medical reasons or if the member relocates a certain distance away from a Bally fitness center. In addition, a membership may be canceled in the event of a member's death. The specific procedures for cancellation in these circumstances vary according to differing state laws. In each instance, the canceling member is entitled to a refund of prepaid amounts only. Furthermore, where permitted by law, a cancellation fee is due upon cancellation and we may offset that amount against any refunds owed.

     We are a party to several state and federal consent orders. From time to time, we make minor adjustments to our operating procedures to comply with those consent orders. The consent orders essentially require continued compliance with applicable laws and require us to refrain from activities not in compliance with applicable laws.

     The provision of rehabilitative and physical therapy services is affected by federal, state and local laws and regulations concerning the development and operation of physical rehabilitation health programs, licensing, certification and reimbursement and other matters, which may vary by jurisdiction and which are subject to periodic revision. These laws and regulations are summarized as follows:

     - The opening of a rehabilitation facility may require approval from state and/or local governments and re-licensing from time to time, both of which may be subject to a number of conditions.

     - A substantial number of recipients of rehabilitative and physical therapy services have fees paid by governmental programs, as well as private third-party payers. Governmental reimbursement programs such as Medicare and Medicaid generally require facilities and services to meet certain standards promulgated by the federal and/or state government. Additionally, reimbursement levels by governmental and private third-party payers are subject to change which could limit or reduce reimburse-ment levels and could have a material adverse effect on the demand for rehabilitative and physical therapy services.

     - In a number of states and in certain circumstances pursuant to federal law, the referral of patients to rehabilitative and physical therapy services is subject to limitations imposed by law, the violation of which may, in certain circumstances, constitute a felony.

     Recently, federal and state governments have focused significant attention on health care reform and cost control. These proposals include cut-backs to Medicare and Medicaid programs. It is uncertain at this time what legislation and health care reform may ultimately be enacted or whether other changes in the administration or interpretation of government health care programs will occur. There can be no assurance that future health care legislation or other changes in the administration or interpretation of government health care programs will not have a material adverse effect on our provision of rehabilitative and physical therapy services.

                      WHERE YOU CAN FIND MORE INFORMATION


     Bally is subject to the information requirements of the Securities Exchange Act of 1934, and therefore, files annual, quarterly and current reports, proxy statements and other information with the Commission. You can inspect and copy all of this information at the public reference facility maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. In addition, the Commission maintains a web site at http://www.sec.gov that also contains this and other information. Bally's common stock is listed on the New York Stock Exchange, and reports, proxy statements and other information concerning Bally are available for inspection at the offices of the New York Stock Exchange located at 20 Broad Street, New York, New York 10005.



     This prospectus, which constitutes a part of a registration statement on Form S-4 filed by Bally with the Commission under the Securities Act, omits certain information contained in the registration statement. Accordingly, you should refer to the registration statement and its exhibits for further information with respect to Bally and the Series D notes offered for exchange. Furthermore, statements contained in this prospectus or in any document incorporated in this prospectus by reference regarding any contract or other document are not necessarily complete, and, in each instance, you should refer to the copy of the contract or other document filed with the Commission as an exhibit to the registration statement.



     The Commission allows Bally to incorporate by reference the information Bally files with them, which means that Bally can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that Bally files later with the Commission will automatically update and supersede the information in this prospectus. Accordingly, Bally incorporates by reference the documents listed below and any future filings Bally makes with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until
                    , 1999:



        (1) Bally's annual report on Form 10-K for the year ended December 31, 1998 (file no. 0-27478);



        (2) Bally's current report on Form 8-K, filed with the Commission on April 29, 1999; and



        (3) the description of Bally's common stock contained in Bally's registration statement on Form 8-A/A filed with the Commission on January 3, 1996 (file no. 0-27478).



     Bally will provide, without charge, to each person, including any beneficial owner, to whom this prospectus has been delivered, upon written or oral request, a copy of any and all of the documents that have been incorporated into this prospectus by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. Requests for such copies should be directed to the Secretary, Bally Total Fitness Holding

Corporation, 8700 West Bryn Mawr Avenue, Chicago, Illinois 60631, telephone
(773) 380-3000. Persons requesting copies of exhibits that were not specifically incorporated by reference in such documents will be charged the costs of reproduction.

                       DESCRIPTION OF OTHER INDEBTEDNESS

REVOLVING CREDIT FACILITY


     The revolving credit facility was amended in November 1998 to provide up to $100.0 million of credit. The maximum amount currently available under the revolving credit facility is $90.0 million. The amount available under the credit line is reduced by any outstanding letters of credit which cannot exceed $30.0 million. The rate of interest on borrowings is at Bally's option, generally based upon either the agent bank's prime rate plus 2.00% or a Eurodollar rate plus 3.00%. A fee of 2.25% on outstanding letters of credit is payable quarterly. A commitment fee of one-half of 1% is payable quarterly on the unused portion of the revolving credit facility. At December 31, 1998, the entire line of credit was unused except for outstanding letters of credit totaling $3.7 million. The revolving credit facility is secured by substantially all real and personal property (excluding installment contracts receivable) of Bally.


SECURITIZATION FACILITY


     In December 1996, Bally completed a private placement of asset-backed securities pursuant to which $145.5 million of 8.43% accounts receivable trust certificates and $14.5 million of floating rate accounts receivable trust certificates were issued as undivided interests in the H&T Master Trust. The floating rate certificates bear interest (8.11% at December 31, 1998) at 3.01% above the London interbank offer rate, with the interest rate on the floating rate certificates capped at 8.99% pursuant to an interest rate cap agreement. The trust was created for the issuance of asset-backed securities and was formed pursuant to a pooling and servicing agreement. The trust includes a portfolio of substantially all Bally's installment contracts receivable from membership sales and the proceeds thereof. The amount by which installment contracts receivable in the trust exceed the $160.0 million principal amount of certificates issued by the trust is generally retained by Bally.



     Bally services the installment contracts receivable held by the trust and earns a servicing fee which approximates the servicing costs incurred by Bally. Through July 2001, the principal amount of the certificates remains fixed and collections of installment contracts receivable flow through to Bally in exchange for the securitization of additional installment contracts receivable, except that collections are first used to fund interest requirements. The amortization period commences in August 2001, after which collections of installment contracts receivable will be used first to fund interest requirements and then to repay principal on the certificates. The amortization period ends upon the earlier to occur of the certificates being repaid in full or August 2004.


                         DESCRIPTION OF SERIES D NOTES

     You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this section, "Description of Series D Notes," Bally refers only to Bally Total Fitness Holding Corporation and not its subsidiaries.

     We will issue the Series D notes under an indenture with U.S. Bank Trust National Association, as trustee. The terms of the Series D notes include those stated in the Indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

     The following description is a summary of the material provisions of the Indenture. It does not restate the indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Series D notes. We have filed copies of the indenture as an exhibit to the registration statement which includes this prospectus.

BRIEF DESCRIPTION OF THE NOTES

     The Series D Notes

        - are unsecured obligations of Bally;

        - are subordinated in right of payment to all existing and future senior debt of Bally;

        - are senior in right of payment to any future subordinated indebtedness of Bally;

        - mature on October 15, 2007;

        - bear interest at a rate of 9 7/8% per year; and

        - pay accrued interest every six months on each April 15 and October 15, beginning on October 15, 1999, to each registered holder on the immediately preceding April 1 and October 1.

     As of December 31, 1998, the Series D notes would have been subordinated to approximately $185.7 million of senior debt and approximately $86.3 million would have been available for borrowing as additional senior debt under our revolving credit facility. As indicated above and as discussed in detail below under the subheading "Subordination," payments on the Series D notes will be subordinated to the payment of senior debt.

PRINCIPAL, MATURITY AND INTEREST

     We will issue Series D notes with a maximum aggregate principal amount of $300 million. We will issue the Series D notes in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000. The Series D notes will mature on October 15, 2007.

     Interest on the Series D notes will accrue at the rate of 9 7/8% per annum and will be payable semi-annually in arrears on April 15 and October 15, commencing on October 15, 1999. Bally will make each interest payment to the holders of record of the Series D notes on the immediately preceding April 1 and October 1.

     Interest on the Series D notes will accrue from April 15, 1999. Interest will be computed on the basis of a 360-day year made up of twelve 30-day months.

PAYMENTS ON THE SERIES D NOTES

     All principal of, premium, if any, and interest on the Series D notes will be payable at Bally's office or agency in the City of New York maintained for this purpose. Initially, payments will be made at the corporate trust office of the trustee. However, Bally can make interest payments by check mailed to the holders at their address set forth in the security register.

     Payments of principal of and interest on the Series D notes will be made in funds which are available the same day. The Series D notes will trade in the same day funds settlement system of DTC until maturity, and secondary market trading activity for the Series D notes will therefore settle in same day funds.

TRANSFER AND EXCHANGE

     You may transfer or exchange the Series D notes in accordance with the indenture. The transfer or exchange will be made at Bally's office or agency in the City of New York maintained for this purpose, which will initially be the corporate trust office of the trustee. No service charge will be made for any registration of transfer, exchange or redemption of Series D notes, except in certain circumstances for any tax or other governmental charge that may be imposed.

     The registered holder of a Series D note will be treated as the owner of it for all purposes.

SUBORDINATION

     The payment of principal of, premium, if any, and interest on the Series D notes and other obligations under the indenture will be subordinated to the prior payment in full of all our senior debt. The Series D notes rank equally with all other existing and future senior subordinated debt, including the Series B notes and Series C notes, and rank senior to all existing and future subordinated indebtedness.

     The holders of senior debt will be entitled to receive payment in full of all amounts due in respect of senior debt before the holders of Series D notes will be entitled to receive any payment or distribution with respect to the Series D notes, in the event of any distribution to creditors of Bally:

     (1) in a voluntary or involuntary liquidation, receivership, reorganization or other winding up of Bally;

     (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Bally or its property;

     (3) in an assignment for the benefit of Bally's creditors; or

     (4) in any marshaling of Bally's assets and liabilities.

However, the holders of Series D notes may receive amounts set aside with the trustee or payments previously made as described under "--Defeasance or Covenant Defeasance" or "--Satisfaction and Discharge" and may receive distributions of certain equity interests or subordinated securities.

     Other than the permitted payments and distributions described above, Bally may not make any other payment or distribution in respect of the Series D notes if:

     (1) a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

     (2) the trustee and Bally receive written notice of default (a "Payment Blockage Notice") from a representative of holders of any Designated Senior Debt during any nonpayment default on Designated Senior Debt that permits holders of the Designated Senior Debt to accelerate its maturity.

     Payments on the Series D notes may and will be resumed, including any missed payments:

     (1) in the case of a payment default, when the default is cured or waived or the Designated Senior Debt has been discharged or paid in full; and

     (2) in the case of a nonpayment default, upon the earliest of:

        (a) when the nonpayment default is cured or waived,

        (b) 179 days after the applicable Payment Blockage Notice is received,

        (c) when the Designated Senior Debt has been discharged or paid in full, or

        (d) when the representative of the holder of the defaulted Designated Senior Debt gives notice to Bally or the Trustee that payment on the Series D notes can resume.

     No payment on the Series D notes will be prohibited by reason of a nonpayment default for more than 179 days from the day the Payment Blockage Notice is received. During any consecutive 365 days, only one prohibition of payment on account of a nonpayment default can occur and it cannot last longer than 179 days.

     A nonpayment default that existed on the date of delivery of any Payment Blockage Notice will not be the basis for another Payment Blockage Notice unless that default has been cured or waived for a period of at least 90 consecutive days.

     Bally must promptly notify holders of senior debt if payment of the Series D notes is accelerated because of an Event of Default.

     As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Bally, holders of the Series D notes will not be paid until after all the senior debt has been paid in full. To the extent any distribution is made to the holders of Series D notes after these payments, it will have to be shared with the holders of other senior subordinated debt, including the Series B notes and Series C notes. Bally may not have sufficient funds to pay all of its creditors, and holders of the Series D notes may not receive the full amount due under the Series D notes or may not receive anything at all. See "Risk Factors -- Subordination."

     If Bally fails to make any payment on the Series D notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions, that failure would constitute an Event of Default under the Indenture and would enable the holders of the Series D notes to accelerate the maturity of the Series D notes. See "--Events of Default."

     The Indenture will limit, but not prohibit, the incurrence by Bally and its Subsidiaries of additional Indebtedness, and the Indenture will prohibit the incurrence by Bally of Indebtedness that is subordinated in right of payment to any Senior Debt and senior in right of payment to the Series D notes.

     The Series D notes will be effectively subordinated to all Indebtedness and other liabilities, including trade payables and lease obligations, of the Subsidiaries. Any right to receive assets of any Subsidiary upon liquidation or reorganization of Subsidiary, and the right of the holders of the Series D notes to participate in those assets, will be effectively subordinated to the claims of that Subsidiary's creditors. However, if Bally is itself recognized as a creditor of that Subsidiary, then it will only be subordinate to any security in the assets of the Subsidiary and any Indebtedness of the Subsidiary senior to that held by Bally.

OPTIONAL REDEMPTION

     Beginning October 15, 2000, Bally may on any one or more occasions redeem up to 35% of the aggregate principal amount of Series D notes originally issued under the Indenture at a redemption price of 109 7/8% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Public Equity Offerings. However,

     (1) at least 65% of the Series D notes originally issued and Series B notes must remain outstanding immediately after the redemption;

     (2) the redemption must be completed within 90 days of the closing of the Public Equity Offering; and

     (3) Bally must mail a notice of redemption no later than 60 days after the closing of the Public Equity Offering.

     Except pursuant to the preceding paragraph, the Series D notes will not be redeemable at our option prior to October 15, 2002.

     Beginning October 15, 2002, Bally may redeem the Series D notes, in integral multiples of $1,000, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, to the applicable redemption date:


               IF WE REDEEM ON OR AFTER:                    REDEMPTION PRICE
               -------------------------                    ----------------
October 15, 2002........................................        104.938%
October 15, 2003........................................        103.292%
October 15, 2004........................................        101.646%
October 15, 2005 and thereafter.........................        100.000%


     Bally will give between 30 and 60 days prior notice of any optional redemption described in this paragraph.

     If less than all the Series D notes are going to be redeemed, the Trustee will select the Series D notes or portions to be redeemed pro rata, by lot or by any other method the Trustee deems fair and reasonable.

REPURCHASE AT THE OPTION OF HOLDERS

  Change of Control

     If a Change of Control occurs, each holder of Series D notes will have the right to require Bally to make a Change of Control Offer, which is an offer to repurchase all or any part of that holder's Series D notes, in integral multiples of $1,000. In the Change of Control Offer, Bally will offer to pay the Change of Control Purchase Price in cash equal to 101% of the aggregate principal amount of Series D notes repurchased plus accrued and unpaid interest, if any, to the date of purchase. Within thirty days following any Change of Control, Bally will notify the Trustee and mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase the Series D notes for the Change of Control Purchase Price on the Change of Control Payment Date specified in the notice. The Change of Control Payment Date will be between 30 and 60 days from the date that the notice is first mailed. Bally will comply with the applicable tender offer rules and any other applicable securities laws or regulations in connection with the repurchase of the Series D notes as a result of a Change of Control.

     Bally's senior debt currently prohibits Bally from purchasing any Series D notes. If a Change of Control occurs at a time when Bally is prohibited from purchasing the Series D notes, Bally could seek the consent of its senior lenders to the purchase of the Series D notes or could attempt to refinance the borrowings that contain the prohibition. If Bally does not obtain a consent or repay the borrowings, Bally will remain prohibited from purchasing the Series D notes. Even if Bally obtained the consent or repaid the borrowings, Bally may not have available funds sufficient to pay the Change of Control Purchase Price for all the Series D notes that might be tendered by holders of the Series D notes seeking to accept the Change of Control Offer. In either case, Bally's failure to make or complete the Change of Control Offer or pay the Change of Control Purchase Price when due will be an Event of Default under the indenture which could, in turn, constitute a default under the senior debt.

     Bally's requirement to make a Change of Control Offer may deter a third party from acquiring Bally in a Change of Control transaction.

     In addition to Bally's requirements under the Series D notes upon a Change of Control, the indebtedness under the revolving credit facility will become immediately due and payable upon a "change of control" as defined in the revolving credit facility documents.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Bally. The term "all or substantially all" has not been interpreted under New York law, which governs the Indenture, to represent a specific quantitative test. Accordingly, the ability of a holder of Series D notes to require Bally to repurchase their Series D notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Bally to another Person or group may be uncertain.

CERTAIN COVENANTS

     Under the indenture, Bally and its Subsidiaries are subject to, among others, the covenants described in this section. However, Bally's Unrestricted Subsidiaries will not be subject to any of the restrictive covenants described in this section.

     Asset Sales. Neither Bally nor its Subsidiaries will consummate an Asset Sale unless:

        (1) Bally or the Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the shares or assets issued or sold or otherwise disposed of;

        (2) such Fair Market Value is determined by Bally's board of directors and evidenced by a resolution of the board of directors; and

        (3) at least 75% of the consideration received by Bally or the Subsidiary is in the form of cash or Cash Equivalents;

     As long as none of the Net Cash Proceeds from the Asset Sale are required to prepay any senior debt as required by the terms of that senior debt then, within 360 days after the receipt of any Net Cash Proceeds from an Asset Sale, Bally may apply the Net Cash Proceeds at its option:

        (1) to repay senior debt;

        (2) to acquire properties and assets that replace the properties and assets that were the subject of the Asset Sale;

        (3) to acquire properties and assets that will be used in the businesses of Bally or its Subsidiaries existing on October 7, 1997 or in businesses reasonably related or complementary.

     Any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $15.0 million:

        (1) Bally will make an offer to purchase an aggregate principal amount of Series C notes and Series D notes equal to the Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding aggregate principal amount of Series C notes and Series D notes, and the denominator of which is the outstanding aggregate principal amount of the Series C notes, the Series D notes and any Pari Passu Indebtedness, and

        (2) Bally will make an offer to purchase any Pari Passu Indebtedness that has provisions requiring Bally to make an offer to purchase upon an Asset Sale, including any Series B notes that are not exchanged, in an aggregate principal amount equal to the remaining Excess Proceeds after the purchase described in paragraph (1) above. The offer price for the Series C notes and Series D notes will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash.

     If any Excess Proceeds remain after these purchases, Bally may use the remaining Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of Series C notes and Series D notes and any Pari Passu Indebtedness tendered in these purchases exceeds the amount of Excess Proceeds, the trustee shall select the Series C notes and Series D notes and Pari Passu Indebtedness to be purchased on a pro rata basis. Upon completion of these purchases, the amount of Excess Proceeds shall be reset at zero.

     Bally will complete the purchase of any Series C notes, Series D notes and any Pari Passu Indebtedness between 30 and 60 days from the date the holders receive notice of the purchase offer, or later as may be necessary to comply with the requirements under the Exchange Act. Bally will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with this offer to purchase Series C notes, Series D notes and Pari Passu Indebtedness.

     Restricted Payments. Except for Permitted Investments, neither Bally nor its Subsidiaries will:

        (1) declare or pay any dividend on, or make any other payment or distribution to, any shares of Bally's Capital Stock, other than dividends or distributions payable solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire shares of Qualified Capital Stock;

        (2) purchase, redeem or otherwise acquire or retire for value the Capital Stock of Bally or any Affiliate of Bally, other than Capital Stock of any Wholly-Owned Subsidiary;

        (3) make any principal payment on, or repurchase, redeem, defease, retire or otherwise acquire for value, any Subordinated Indebtedness, except a scheduled principal payment, sinking fund payment or maturity;

        (4) declare or pay any dividend or distribution on any Capital Stock of any Subsidiary or purchase, redeem or otherwise acquire or retire for value any Capital Stock of any Subsidiary, in either case, other than to or from Bally or any of its Wholly Owned Subsidiaries;

        (5) incur, create or assume any guarantee of Indebtedness of any Affiliate of Bally, other than a Wholly Owned Subsidiary; or

        (6) make any Investment in any Person (all payments and other actions described in paragraphs (1) through (6) above collectively referred to as "Restricted Payments"),

unless, immediately before and immediately after giving effect to the Restricted
Payment:

        (1) no Default or Event of Default exists or would exist, after notice or lapse of time, or both, under the terms of any Indebtedness of Bally or its Subsidiaries;

        (2) Bally could incur at least $ 1.00 of additional Indebtedness (other than Permitted Indebtedness or Permitted Subsidiary Indebtedness) under the covenant described below under -- "Limitation on Indebtedness"; and

        (3) the Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Bally and its Subsidiaries after October 7, 1997 plus Permitted Payments described in clause (6) of the next succeeding paragraph, is less than $5.0 million plus the sum of

           (a) 50% of the aggregate Consolidated Net Income of Bally accrued on a cumulative basis during the period beginning on January 1, 1998 and ending on the last day of Bally's last fiscal quarter ending before the date of the Restricted Payment (or, if the aggregate cumulative Consolidated Net Income is a loss, minus 100% of such loss); plus


           (b) the aggregate Net Cash Proceeds received after October 7, 1997 by Bally either (x) as capital contributions in the form of common equity to Bally or (y) from the issuance or sale, other than to any of its Subsidiaries, of Qualified Capital Stock of Bally or any options, warrants or rights to purchase Qualified Capital Stock of Bally (except, in each case, to the extent those proceeds are used to purchase, redeem or otherwise retire Capital Stock or Subordinated Indebtedness as described in clause (2) or
               (3) of the next succeeding paragraph), in each case, other than Net Cash Proceeds received from the issuance or sale of Qualified Capital Stock or options, warrants or rights to purchase Qualified Capital Stock in or otherwise received in connection with, the Refinancing; plus


           (c) the aggregate Net Cash Proceeds received after October 7, 1997 by Bally, other than from any of its Subsidiaries, upon the exercise of any options, warrants or rights to purchase Qualified Capital Stock of Bally; plus

           (d) the aggregate Net Cash Proceeds received after October 7, 1997 by Bally from the conversion or exchange, if any, of debt securities or Redeemable Capital Stock of Bally or its Subsidiaries into or for Qualified Capital Stock of Bally plus, to the extent those debt securities or Redeemable Capital Stock were issued after October 7, 1997, the aggregate of Net Cash Proceeds from their original issuance; plus

           (e) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after October 7, 1997, an amount equal to the lesser of the return of capital with respect to that Investment and the initial amount of that Investment, in either case, less the cost of the disposition of that Investment.

     So long as no Default exists, the preceding provisions will not prohibit the following Permitted Payments:

        (1) the payment of any dividend within 60 days after the date of declaration;

        (2) the redemption, repurchase, retirement, or other acquisition of any shares of any class of Capital Stock of Bally in exchange for, or out of the Net Cash Proceeds of a substantially concurrent sale, other than to a Subsidiary, of other shares of Qualified Capital Stock of Bally; provided that the Net Cash Proceeds from the issuance of Qualified Capital Stock will, to the extent used, be excluded from clause (3)(b) of the preceding paragraph;

        (3) the repurchase, redemption, defeasance, retirement or acquisition for value or payment of principal of any Subordinated Indebtedness or Redeemable Capital Stock in exchange for, or in an amount not in excess of the Net Cash Proceeds of, a substantially concurrent issuance and sale for cash, other than to any Subsidiary, of any Qualified Capital Stock of Bally, provided that the Net Cash Proceeds from the issuance of the shares of Qualified Capital Stock are, to the extent so used, excluded from clause (3)(b) of the preceding paragraph;

        (4) the repurchase, redemption, defeasance, retirement, refinancing, acquisition for value or payment of principal of any Subordinated Indebtedness, other than Redeemable Capital Stock (a "refinancing"), through the substantially concurrent issuance of new Subordinated Indebtedness of Bally, provided that any such new Subordinated Indebtedness

           (a) shall be in a principal amount that is not greater than the principal amount so refinanced, plus the lesser of

                (i) the stated amount of any premium or other payment required to be paid to complete a refinancing, or

               (ii) the amount of premium or other payment actually paid at the time of refinancing the Indebtedness, plus, in either case, the amount of expenses Bally incurred in connection with the refinancing;

           (b) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of Series D notes;

           (c) has a Stated Maturity for its final scheduled principal payment later than the Stated Maturity for the final scheduled principal payment of the Series D notes; and

           (d) is expressly subordinated in right of payment to the Series D notes at least to the same extent as the Subordinated Indebtedness to be refinanced;

        (5) the repurchase, redemption, defeasance, retirement, refinancing, acquisition for value or payment of any Redeemable Capital Stock through the substantially concurrent issuance of new Redeemable Capital Stock of Bally, provided that any new Redeemable Capital Stock

           (a) will have an aggregate liquidation preference that does not exceed the aggregate liquidation preference of the amount being refinanced;

           (b) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Series D notes; and

           (c) has a Stated Maturity later than the Stated Maturity for the final scheduled principal payment of the Series D notes;

        (6) the repurchase of shares of, or options or warrants to purchase shares of, common stock of Bally or any of its Subsidiaries from employees, former employees, directors or former directors of Bally or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the board of directors of Bally under which those individuals purchase or sell or are granted the option to purchase or sell, shares of common stock; and

        (7) the repurchase, redemption, defeasance, retirement or acquisition for value of the 13% Notes on or prior to their scheduled maturity.

     In addition, if any Series B notes are outstanding, the foregoing covenants will not restrict the ability of any Subsidiary to (1) pay dividends or make any other distribution on its Capital Stock, (2) pay any

Indebtedness owed to Bally or any other Subsidiary, (3) make any Investment in Bally or any other Subsidiary, or (4) transfer any of its properties or assets to Bally or any other Subsidiary, to the extent these restrictions would violate the terms of the indenture governing the Series B notes.

     Incurrence of Indebtedness. Bally will not incur any Indebtedness, including Acquired Debt. However, Bally may incur Indebtedness, including Acquired Debt, if the Consolidated Fixed Charge Coverage Ratio for the most recently ended four full fiscal quarters for which financial statements are available immediately preceding the date on which the additional Indebtedness is incurred, taken as one period, would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if:

        (1) the additional Indebtedness had been incurred on the first day of the four-quarter period;

        (2) the incurrence, repayment or retirement of any other Indebtedness since the first day of the four-quarter period had occurred on the first day of the four-quarter period;

        (3) in the case of Acquired Debt, the related acquisition had taken place on the first day of the four-quarter period; and

        (4) any acquisition or disposition of any company or any business or any assets out of the ordinary course of business since the first day of the four-quarter period had been completed on the first day of the four-quarter period.

     Bally will not allow any of its Subsidiaries to incur any Indebtedness, except for Permitted Subsidiary Indebtedness.

     The preceding paragraph will not prohibit the incurrence of any Permitted Indebtedness, as defined below:

        (1) Not more than $70.0 million aggregate principal amount outstanding under the revolving credit facility, minus any permanent reductions of the amount outstanding under the revolving credit facility as a result of the Limitation on Sale of Assets covenant of the Indenture;

        (2) Indebtedness under the Securitization Facility in an aggregate amount not to exceed which ever amount is greater, $160.0 million or 80% of the net book value of the consolidated accounts receivable of Bally and its Subsidiaries, calculated in accordance with GAAP;

        (3) Indebtedness of Bally

           (a) represented by the Series C notes and Senior D notes, or

           (b) that is incurred and actually applied, in any amount, and in whole or in part, to

                (i) redeem all of the Series C notes and Series D notes
                    outstanding, or

               (ii) effect a Legal Defeasance or a Covenant Defeasance;

        (4) Indebtedness of Bally under the Series B notes or otherwise outstanding on October 7, 1997 and listed on a schedule to the indenture governing the Series B notes;

        (5) Indebtedness of Bally owing to a Subsidiary and not transferring to any other Person

           (a) that is made pursuant to an intercompany note and is expressly subordinated in right of payment to the Series C notes and Series D notes, and

           (b) will not be due and payable upon an Event of Default until it is cured, waived or rescinded;

        (6) Interest Rate Agreements entered into in the ordinary course of business as long as these obligations do not exceed the aggregate principal amount of the Indebtedness then outstanding to which the Interest Rate Agreements apply;

        (7) Up to $25.0 million aggregate principal amount outstanding at any one time of Capital Lease Obligations, Purchase Money Obligations or other Indebtedness incurred or assumed in connection with the acquisition, improvement or development of any real or personal property, in each case incurred for the purpose of financing or refinancing all or any part of the purchase price or cost of construction or improvement of property used in the business of Bally and any refinancings of such Indebtedness made in accordance with paragraph (11) below; provided that the principal amount of any Indebtedness permitted under this paragraph 7 was not, at the time of incurrence, more than the cost of the acquired or constructed asset or improvement that was financed;

        (8) Indebtedness of Bally in respect of performance bonds, surety bonds and replevin bonds provided by Bally in the ordinary course of business;

        (9) other Indebtedness of Bally that is not greater than $50.0 million in the aggregate at any one time outstanding;

        (10) Indebtedness arising from a bank or other financial institution honoring a check, draft or other financial instrument drawn against insufficient funds in the ordinary course of business, provided that it is extinguished within four business days of its incurrence; and

        (11) any renewals, extensions, substitutions, refundings, refinancings or replacements of any Indebtedness described in paragraphs (4) and
             (5) of this definition of "Permitted Indebtedness", including any successive refinancings if:

           (a) the borrower is Bally or, if not Bally, the same as the borrower of the Indebtedness being refinanced,

           (b) the aggregate principal amount of Indebtedness as of December 16, 1998 is not increased by more than the lesser of:

                (i) the stated amount of any premium or other payment required to be paid to complete a refinancing; or


               (ii) the amount of premium or other payment actually paid at the time of refinancing the Indebtedness, plus, in either case, the amount of expenses of Bally incurred in connection with the refinancing, and


           (c) (i) in the case of any refinancing of Indebtedness that is Subordinated Indebtedness, the new Indebtedness is made subordinate to the Series C notes and Series D notes at least to the same extent as the Indebtedness being refinanced; and

               (ii) in the case of Pari Passu Indebtedness or Subordinated
                    Indebtedness, as the case may be, the refinancing does not reduce the Average Life to Stated Maturity or the Stated Maturity of the Indebtedness.

     No Senior Subordinated Debt. Bally will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Indebtedness of Bally, unless the Indebtedness is also pari passu with the Series C notes and Series D notes or subordinate in right of payment to the Series C notes and Series D notes at least to the same extent as the Series C notes and Series D notes are subordinate in right of payment to the Senior Debt.

     Liens. Neither Bally nor its Subsidiaries will create any Lien securing any Pari Passu Indebtedness or Subordinated Indebtedness upon any property or assets of Bally or any Subsidiary owned on the date of the Indenture or acquired after the date of the Indenture, or any income or profits therefrom, unless the Series C notes and Series D notes are directly secured equally and ratably with, or in the case of Subordinated Indebtedness, senior to the obligations or liability secured by the Lien, except for Liens:

        (1) securing any Indebtedness pursuant to an transaction permitted under " -- Consolidation, Merger, Sale of Assets" or securing Acquired Debt, which were created prior to, and not in contemplation of, the incurrence of the Pari Passu Indebtedness or Subordinated Indebtedness,

        (2) securing any Indebtedness incurred in any refinancing, renewal, substitution or replacement of any Indebtedness described in paragraph (1) above, so long as the Indebtedness does not increase by an amount greater than the lesser of

           (a) the stated amount of any premium or other payment required to be paid in connection with the refinancing, plus Bally's expenses incurred in the refinancing, or

           (b) the amount of premium or other payment actually paid to refinance the Indebtedness, plus Bally's expenses incurred in the refinancing, or

        (3) securing Indebtedness incurred to effect a defeasance of the Series B notes or the Series C notes and Series D notes.

     With regards to the exceptions in paragraphs (1) and (2) above, the Lien can only extend to the assets that were subject to such Lien prior to the related acquisition by Bally or its Subsidiaries.

     Dividend and Other Payment Restrictions Affecting Subsidiaries. Neither Bally nor its Subsidiaries will create or permit to exist any consensual encumbrance or restriction on the ability of any Subsidiary to:

        (1) pay dividends or make any other distributions on its Capital Stock;

        (2) pay any indebtedness owed to Bally or any other Subsidiary;

        (3) make any Investment in Bally or any other Subsidiary; or

        (4) transfer any of its properties or assets to Bally or any other Subsidiary.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

        (1) any agreement in effect on October 7, 1997;

        (2) with respect to a Subsidiary that was not a Subsidiary on October 7, 1997, any agreement or otherwise in existence at the time the Person becomes a Subsidiary and was not incurred in connection with or in contemplation of, this Person becoming a Subsidiary,

        (3) customary non-assignment or subletting provisions in leases, licenses or other contracts;

        (4) restrictions entered into in the ordinary course of business contained in any lease of any Subsidiary or any security agreement or mortgage securing Indebtedness of any Subsidiary to the extent the restriction restricts the transfer of property subject to the security agreement, mortgage or lease;

        (5) any restriction contained in an agreement pursuant to which Permitted Subsidiary Indebtedness is incurred; and

        (6) any amendments, substitutions, restructurings, supplements, extensions, renewals, refinancings, replacements of or other modifications to any agreement described in paragraphs (1) through
            (5) above and this paragraph (6), provided that these are no more restrictive in any material respect than those contained in the agreements, as in effect on December 15, 1998.

     Merger, Consolidation or Sale of Assets. Bally will not, in one or more related transactions: (1) consolidate or merge with or into another Person, (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties or assets to another Person or (3) permit any of its Subsidiaries to enter into any transaction or series of related transactions if the transaction or series of related transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of Bally and its Subsidiaries on a Consolidated basis to another Person; unless:

        (1) either: (a) Bally is the surviving corporation; or (b) the Person formed by or surviving the consolidation or merger (if other than Bally) or to which the sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

        (2) the Person formed by or surviving the consolidation or merger (if other than Bally) or the Person to which the sale, assignment, transfer, conveyance or other disposition shall have been made expressly assumes all the obligations of Bally under the Series C notes and Series D notes and the Indenture pursuant to agreements reasonably satisfactory to the Trustee;

        (3) immediately before and after the transaction no Default or Event of Default exists;

        (4) immediately before and after giving the transaction pro forma effect and any related financing transactions as if the same had occurred on the first day of the applicable four-quarter period, Bally or the Person formed by or surviving the consolidation or merger (if other than Bally) or the Person to which the sale, assignment, transfer, conveyance or other disposition shall have been made, could incur at least $1.00 of additional Indebtedness (other than Permitted Debt or Permitted Subsidiary Debt) pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption " -- Incurrence of Indebtedness"; and

        (5) The trustee has received the required documentation, including an opinion of counsel, regarding the transaction's compliance with the provisions of the indenture. This "Merger, Consolidation or Sale of Assets" covenant will not apply to a merger between Bally and any of its Subsidiaries, provided Bally is the surviving corporation, or among Subsidiaries.

     Transactions with Affiliates. Neither Bally nor its Subsidiaries will enter into any transaction or series of related transactions with or for the benefit of any Affiliate (each, an "Affiliate Transaction"), unless:

        (1) it is no less favorable to Bally or the relevant Subsidiary than would have been obtained in a comparable transaction by Bally or such Subsidiary in arm's-length dealings with an unrelated Person;

        (2) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate value in excess of $1.0 million, Bally delivers to the Trustee an officers' certificate certifying that such Affiliate Transaction complies with this covenant; and

        (3) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate value in excess of $10.0 million, either Bally delivers to the Trustee an opinion as to the fairness to Bally or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing or the transaction or series of related transactions has been approved by a majority of the Disinterested Directors of Bally.

     The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

        (1) any transaction with an employee or director of Bally or any of its Subsidiaries entered into by Bally or the Subsidiary in the ordinary course of business;

        (2) transactions between or among Bally and/or its Subsidiaries;

        (3) any transaction related to the Securitization Facility;

        (4) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "--Restricted Payments" or Permitted Payments.

        (5) management or similar agreements between Bally or any Subsidiary and Affiliates in which Bally or any Subsidiary has made an Investment; and

        (6) contributions by Bally or any Subsidiary to a real estate investment trust pursuant to paragraph (9) of the definition of Permitted Investments.

     Preferred Stock of Subsidiaries. Except for the acquisition of all the outstanding Preferred Stock of the Subsidiary, Bally will not permit:

        (1) its Subsidiaries to issue any Preferred Stock, except for

           (a) Preferred Stock issued to Bally or a Wholly Owned Subsidiary, and

           (b) Preferred Stock issued by a Person before that Person becomes a Subsidiary, merges with or into a Subsidiary or has a Subsidiary merge with or into them but not in contemplation of any of these transactions,

        (2) any Person, other than Bally or a Wholly Owned Subsidiary, to acquire Preferred Stock of any Subsidiary from Bally or any Subsidiary.

     Unrestricted Subsidiaries. Neither Bally nor its Subsidiaries will make, an Investment in Unrestricted Subsidiaries, unless

        (1) the aggregate amount of the Investments would not exceed the amount of Restricted Payments then allowed, or

        (2) the Investment is a Permitted Investment.

     Except for Permitted Investments, any Investment in an Unrestricted Subsidiary must be made in accordance with the procedures described in "--Limitation on Restricted Payments" and may be made in cash or property.

     Reports. Whether or not required by the Commission, so long as any Series C notes or Series D notes are outstanding, Bally will furnish to the holders of Series C notes or Series D notes and file with the Trustee, within 15 days of the time periods specified in the Commission's rules and regulations:

        (1) all quarterly and annual reports on Forms 10-Q and 10-K; and

        (2) all current reports on Form 8-K.

     In addition, whether or not required by the Commission, Bally will file a copy of all of the information and reports referred to in paragraphs (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations. If the Commission will not accept such filings, then, upon written request and payment of reasonable copying and delivery expenses, Bally will provide those documents to any prospective holder of Series C notes or Series D notes. Bally also agrees to provide to any prospective purchaser or beneficial owner of Series C notes or Series D notes, the information required by Rule 144A(d)(4) under the Securities Act until the Series C notes have all been exchanged for Series D notes or until the holders of Series C notes have disposed of the notes pursuant to an effective registration statement under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an Event of Default:


        (1) default for 30 days in the payment when due of interest on the Series C notes or Series D notes;


        (2) default in payment when due of the principal of or premium, if any, on the Series C notes or Series D notes;

        (3) failure by Bally to perform or comply with any covenant or agreement contained in the Indenture if the failure continues for 30 days after written notice has been given to Bally by the Trustee or to Bally and the Trustee by the holders of at least 25% in aggregate principal amount of outstanding Series D notes;

        (4) failure by Bally to comply with the provisions described in " -- Certain Covenants -- Merger, Consolidation or Sale of Assets," or failure to make the offer to purchase the Series C notes and Series D notes as described in " -- Repurchase at the Option of Holders -- Change of Control" and " -- Certain Covenants -- Asset Sales";

        (5) default under any agreement, indenture or instrument under which Bally or any Subsidiary has outstanding Indebtedness of greater than $10.0 million, individually or in the aggregate, if that default:

           (a) is caused by a failure to pay principal of or premium, if any, or interest on the Indebtedness prior to maturity; or

           (b) results in the acceleration of the Indebtedness prior to its express maturity;

        (6) the rendering against Bally or any Subsidiary or any of their respective properties of judgments, orders or decrees for the payment of money aggregating more than $10.0 million (net of any insurance coverage available), which was not discharged and which a creditor has begun enforcement or which has not been stayed for a period of 60 consecutive days; and

(7) certain events of bankruptcy or insolvency with respect to Bally or any of its Significant Subsidiaries.

     In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Bally, all outstanding Series C notes and Series D notes, along with accrued and unpaid interest, will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Series C notes and Series D notes may declare all the Series C notes and Series D notes to be due and payable immediately.

     The holders of a majority in aggregate principal amount of the Series C notes and Series D notes then outstanding may by notice to the Trustee waive any past Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default (1) in the payment of interest on, or the principal of, the Series C notes or Series D notes or (2) of a covenant or provision of the Indenture that cannot be modified or amended without the consent of the holder of the note affected by the modification or amendment.

     After a declaration that all the Series C notes and Series D notes are due and payable, but before the Trustee has obtained a judgment or decree for payment of the money, the holders of a majority in aggregate principal amount of the Series C notes and Series D notes then outstanding, may rescind the declaration if:

        (1) Bally has paid or deposited with the Trustee:

           (a) all amounts advanced by the Trustee and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;

           (b) all overdue interest on all Series C notes and Series D notes then outstanding;

           (c) the principal of and premium, if any, on the Series C notes and Series D notes then outstanding which are due and payable notwithstanding this declaration; and

           (d) to the extent it is lawful to do so, interest upon overdue interest; and

     (2) all Events of Default, other than the nonpayment of principal of the Series C notes and Series D notes which have become due and payable because of this declaration, have been cured or waived.

     If a declaration is rescinded, it will have no effect on any later default or any right which the Trustee or the holders of the Series C notes and Series D notes can exercise.

     If the Trustee becomes a creditor of Bally, the Trust Indenture Act limits the rights of the Trustee to obtain payment of claims in certain cases or to realize on certain property received by it in respect of those claims. If the Trustee acquires a conflicting interest it must eliminate the conflict upon an Event of Default or must resign.

     Bally is required to deliver to the Trustee annually a written statement regarding compliance with the Indenture. Within ten business days of any Default or Event of Default, Bally is required to deliver to the Trustee a statement specifying such Default or Event of Default.

DEFEASANCE OR COVENANT DEFEASANCE

     Bally may discharge its obligations with respect to the outstanding Series C notes and Series D notes ("Legal Defeasance") except for:

        (1) the rights of holders of outstanding Series C notes and Series D notes to receive payments in respect of the principal of, premium, if any, and interest on the Series C notes and Series D notes when such payments are due from the trust referred to below;

        (2) Bally's obligations with respect to the Series C notes and Series D notes concerning issuing temporary Series C notes and Series D notes, registration of Series C notes and Series D notes, mutilated, destroyed, lost or stolen Series C notes and Series D notes and the maintenance of an office or agency for payment and money for security payments held in trust;

        (3) the rights, powers, trusts, duties and immunities of the Trustee, and Bally's obligations in connection therewith; and

        (4) the Legal Defeasance provisions of the Indenture.


     In addition, Bally may elect to have its obligations released with respect to most covenants that are contained in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Series C notes and Series D notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Series C notes and Series D notes.


     In order to exercise either Legal Defeasance or Covenant Defeasance:

        (1) Bally must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the Series C notes and Series D notes, cash in U.S. dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm, to pay the principal of, premium, if any, and interest on the outstanding Series C notes and Series D notes on the stated maturity or on the applicable redemption date, after October 15, 2002, if Bally delivers to the trustee an irrevocable notice to redeem all the outstanding Series C notes and Series D notes on that date;

        (2) in the case of Legal Defeasance, Bally shall have delivered to the Trustee an opinion of counsel confirming that (a) Bally has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Series C notes and Series D notes will not recognize income, gain or loss for federal income tax purposes as a result of the Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Legal Defeasance had not occurred;

        (3) in the case of Covenant Defeasance, Bally shall have delivered to the Trustee an opinion of counsel confirming that the holders of the outstanding Series C notes and Series D notes will not recognize income, gain or loss for federal income tax purposes as a result of the Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

        (4) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or (b) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

        (5) such Legal Defeasance or Covenant Defeasance shall not cause the Trustee to have a conflicting interest as defined in the Indenture and for purposes of the Trust Indenture Act with respect to any securities of Bally;

        (6) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under the Indenture or any other agreement or instrument to which Bally or any Significant Subsidiary is a party or by which Bally or any Significant Subsidiary is bound if the breach, violation or default would have a material adverse effect on Bally and its Subsidiaries taken as a whole;

        (7) such Legal Defeasance or Covenant Defeasance will not result in the trust created by this deposit constituting an investment company within the meaning of the Investment Company Act of 1940, unless the trust is registered under that Act as exempt from that registration;

        (8) Bally must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to avoidance under the Bankruptcy Law;

        (9) Bally must deliver to the Trustee an officers' certificate stating that the deposit was not made by Bally with the intent of preferring the holders of Series C notes and Series D notes over the other creditors of Bally with the intent of defeating, hindering, delaying or defrauding creditors of Bally or others;

        (10) no event or condition shall exist that would prevent Bally from making payments of the principal of, premium, if any, and interest on the Series C notes and Series D notes on the date of deposit or at any time ending on the 91st day after the deposit; and

        (11) Bally must deliver to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

MODIFICATIONS AND AMENDMENTS

     Without the consent of the holder affected, an amendment or waiver may not:

        (1) reduce the principal amount of Series C notes and Series D notes whose holders must consent to a supplemental indenture or any waiver or compliance with certain provisions of the Indenture;

        (2) reduce the principal of or change the fixed maturity of any Series C note or Series D note or alter the provisions with respect to the redemption of the Series C notes and Series D notes, other than provisions relating to the covenants described above under the caption " -- Repurchase at the Option of Holders";

        (3) reduce the rate of or change the time for payment of interest on any Series C note or Series D note;

        (4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Series C notes and Series D notes, except a rescission of acceleration of the Series C notes and Series D notes by the holders of at least a majority in aggregate principal amount of the Series C notes and Series D notes and a waiver of the payment default that resulted from such acceleration;

        (5) make any Series C note or Series D note payable in money other than that stated in the notes;

        (6) impair the right to institute suit for the enforcement of any payment after the fixed maturity of the Series C note or Series D note, or after the redemption date, if appropriate;

        (7) amend, change or modify the obligation of Bally to make and complete an offer to purchase the Series C notes and Series D notes upon an Asset Sale;

        (8) amend, change or modify the obligation of Bally to make and complete an offer to purchase the Series C notes and Series D notes upon a Change of Control;

        (9) make any change in the provisions of the Indenture relating to supplemental indentures or relating to waivers of past Defaults or waivers of certain covenants, except to increase the percentage of outstanding Series C notes and Series D notes required for these consents and waivers;

        (10) except as described under "--Consolidation, Merger or Sale of Assets," consent to the assignment or transfer by Bally of any of its rights and obligations under the Indenture; and

        (11) amend or modify any of the subordination and other ranking provisions of the Indenture in any manner adverse to the holders of the Series C notes and Series D notes.

     Notwithstanding the preceding, without the consent of any holder of Series C notes or Series D notes, Bally and the Trustee may modify or amend the
Indenture:

        (1) to cure any ambiguity, defect or inconsistency that does not adversely affect the legal rights under the Indenture of any holder of Series C notes or Series D notes;

        (2) to provide for the assumption of Bally's obligations to holders of Series C notes or Series D notes in the case of a merger or consolidation or sale of all or substantially all of Bally's assets;

        (3) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

        (4) to add covenants of Bally for the benefit of the holders of the Series C notes and Series D notes or take away any right or power of Bally under the Indenture;

        (5) to evidence and accept the appointment of a successor Trustee; or

        (6) to give security for the payment and performance of Bally's obligations under the Indenture.

     The holders of a majority in aggregate principal amount of the Series C notes and Series D notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and be of no further effect when:

        (1) either:

           (a) all Series C notes and Series D notes issued and outstanding have been delivered to the Trustee for cancellation, or

           (b) Bally has irrevocably deposited with the Trustee as trust funds in trust an amount sufficient to pay and discharge the entire amount owing on all Series C notes and Series D notes not delivered to the Trustee for cancellation and those notes

                (i) have become due and payable,

                (ii) will become due and payable at their Stated Maturity within one year, or

               (iii) are to be called for redemption within one year,

        (2) Bally has paid all other sums payable under the Indenture, and

        (3) Bally has delivered to the Trustee an officers' certificate and an opinion of independent counsel that

           (a) all conditions of the Indenture relating to the satisfaction and discharge of the Indenture have been satisfied, and

           (b) the satisfaction and discharge will not breach or constitute a default under, the Indenture or any other material agreement of Bally or any Subsidiary.

GOVERNING LAW

     The Indenture and the Series C notes and Series D notes will be governed by, and construed in accordance with, the laws of the State of New York.

CONCERNING THE TRUSTEE

     If the Trustee becomes a creditor of Bally, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions. However, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding Series C notes and Series D notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Series C notes and Series D notes, unless that holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means Indebtedness of a Person:

        (1) existing at the time that Person becomes a Subsidiary or merges with Bally or any Subsidiary, or

        (2) assumed in connection with the acquisition of assets from that Person.

However, Indebtedness incurred in connection with, or in contemplation of, a Person becoming a Subsidiary or the acquisition of assets will not be Acquired Debt. Acquired Debt is incurred on the date of the related acquisition of assets or the date the acquired Person becomes a Subsidiary.

     "Adjusted Consolidated Interest Expense" of any Person means, for any period, the sum of:

        (1) the interest expense of the Person and its Consolidated Subsidiaries, not including deferred financing fees and any premiums or penalties paid in connection with redeeming or retiring any Indebtedness prior to its stated maturity for the period, on a Consolidated basis, including,

           (a) amortization of debt discount,

           (b) the net cost under interest rate contracts, including amortization of discounts,

           (c) the interest portion of any deferred payment obligation, and

           (d) accrued interest, plus

        (2) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Person during the period, plus

        (3) all capitalized interest of such Person and its Consolidated Subsidiaries,

     in each case as determined in accordance with GAAP consistently applied.

        "Affiliate" means, with respect to any specified Person:

        (1) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person;

        (2) any other Person that owns, directly or indirectly,

           (a) 10% or more of the specified Person's Capital Stock, or, if the Person is a real estate investment trust, 10% or more beneficial interest,

           (b) any officer or director of the specified Person or other Person, or

           (c) with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin; or

        (3) any other Person 10% or more of the Voting Stock of which is beneficially owned or held directly or indirectly by the specified Person.

     For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, through ownership of voting securities, by contract or otherwise.

     The terms "controlling" and "controlled" have the meanings implied by "control."

     "Asset Sale" means any transfer, directly or indirectly, in one or a series of related transactions, of:

        (1) any Capital Stock of any Subsidiary;

        (2) all or substantially all of the properties and assets of any division or line of business of Bally or its Subsidiaries; or

        (3) any other properties or assets of Bally or any Subsidiary, other than in the ordinary course of business.

     However, Asset Sale does not include any transfer of properties and assets:

        (1) governed by the provisions described under "-- Consolidation, Merger or Sale of Assets",

        (2) by any Subsidiary to Bally or any Wholly Owned Subsidiary in accordance with the terms of the Indenture,

        (3) of obsolete equipment or other obsolete assets in the ordinary course of business,

        (4) that constitutes the making of a Permitted Investment (other than pursuant to paragraph (5) of the definition of "Permitted Investment," which refers to Investments in connection with an Asset
            Sale),

        (5) the Fair Market Value of which in the aggregate does not exceed $1.0 million in any transaction or series of related transactions,

        (6) sales of accounts receivable and other transactions among Bally and its Subsidiaries pursuant to the Securitization Facility, or

        (7) investments by Bally which comply with the terms of paragraph (9) of the definition of "Permitted Investments," referring to one-time contributions of real property.

     "Average Life to Stated Maturity" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing:

        (1) the sum of the products of

           (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of the Indebtedness multiplied by

           (b) the amount of each principal payment; by

        (2) the sum of all the principal payments.

     "B Indenture" means the indenture dated October 7, 1997 between Bally and the Trustee providing for the issuance of the Series B notes in the aggregate principal amount of $225.0 million.

     "Bankruptcy Law" means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

     "Banks" means the lenders under the Revolving Credit Facility.

     "Capital Lease Obligation" of any Person means any obligation of the Person and its Subsidiaries on a Consolidated basis under any capital lease of real or personal property recorded as a capitalized lease obligation in accordance with GAAP.

     "Capital Stock" means:

        (1) in the case of a corporation, corporate stock;

        (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock;

        (3) in the case of a partnership or limited liability company, partnership or membership interests, whether general or limited; and

        (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means:

        (1) Temporary Cash Investments;

        (2) securities received by Bally or any Subsidiary from the transferee in an Asset Sale that are promptly converted by Bally or the Subsidiary into cash;

        (3) the assumption of Indebtedness or other obligations or liabilities of Bally or any Subsidiary in connection with an Asset Sale; and

        (4) in connection with an Asset Sale to a Person where the assets transferred are included in a business which will be a party to the Franchise Program, the net present value of payments by that Person under the Franchise Program.

     "Change of Control" means the happening of any of the following events:

        (1) any "person" or "group" is or becomes the "beneficial owner", directly or indirectly, of more than a majority of the total outstanding Voting Stock of Bally;

           (a) the terms "person" or "group" are used as such terms are used in Sections 13(d) and 14(d) of the Exchange Act.

           (b) the term "beneficial owner" is used as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

        (2) during any period of two consecutive years, individuals who at the beginning of this period constituted the board of directors of Bally, along with any new directors whose election or nomination was approved by 66 2/3% of the directors then still in office who were either directors at the beginning of this period or whose election or nomination was previously so approved, cease for any reason to constitute a majority of the board of directors then in office;

        (3) Bally consolidates with or merges with or into any Person or conveys, transfers or leases all or substantially all of its assets to any Person, or any corporation consolidates with or merges into or with Bally in any such event as a follow-up to a transaction in which the outstanding Voting Stock of Bally is changed into or exchanged for cash, securities or other property, other than

           (a) any such transaction where the outstanding Voting Stock of Bally is not changed or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of Bally) or

           (b) where the outstanding Voting Stock of Bally is changed into or exchanged for

                (i) Voting Stock of the surviving corporation which is not
                    Redeemable Capital Stock or

               (ii) cash, securities and other property, other than Capital
                    Stock of the surviving corporation, in an amount which could be paid by Bally as a Restricted Payment as described under " -- Certain Covenants -- Limitation on Restricted Payments" (and such amount will be treated as a Restricted Payment subject to the provisions in the Indenture described under " -- Certain Covenants -- Limitation on Restricted Payments") and

           (c) where no "person" or "group" owns immediately after such transaction, directly or indirectly, more than a majority of the total outstanding Voting Stock of the surviving corporation; or

        (4) Bally is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under " -- Consolidation, Merger or Sale of Assets".

     "Commission" means the United States Securities and Exchange Commission.

     "Consolidated Fixed Charge Coverage Ratio" of any Person means, for any period, the ratio of EBITDA to the sum of Adjusted Consolidated Interest Expense for the period and cash dividends paid on any Preferred Stock of that Person during that period; provided that

        (1) in making such computation, the Adjusted Consolidated Interest Expense attributable to interest on any Indebtedness will be computed on a pro forma basis and

           (a) where that Indebtedness was outstanding during the period and bore a floating interest rate, interest will be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period, and

           (b) where that Indebtedness was not outstanding during the period for which the computation is being made but which bears, at the option of Bally, a fixed or floating rate of interest, will be computed by applying either the fixed or floating rates, and

        (2) in making that computation, the Adjusted Consolidated Interest Expense of the Person attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis will be computed based upon the average daily balance of the Indebtedness during the applicable period.

     "Consolidated Income Tax Expense" of any Person means, for any period, the provision for federal, state, local and foreign income taxes of that Person and its Consolidated Subsidiaries for the period as determined in accordance with GAAP.

     "Consolidated Net Income (Loss)" of any Person means, for any period, the Consolidated net income (or loss) of the Person and its Subsidiaries for the period on a Consolidated basis as determined in accordance with GAAP, adjusted, to the extent included in calculating net income (or loss), by excluding, without duplication,

        (1) all extraordinary gains or losses (exclusive of all fees and expenses relating to the gain or loss),

        (2) the portion of net income (or loss) of the Person and its Subsidiaries on a Consolidated basis allocable to minority interests in unconsolidated Persons to the extent that cash dividends or distributions have not actually been received by the Person or one of its Subsidiaries,

        (3) net income (or loss) of any Person combined with the Person or any of its Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination,

        (4) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan,

        (5) net gains (or losses) (except for all fees and expenses relating to net gains or losses) in respect of dispositions of assets other than in the ordinary course of business,

        (6) the net income of any Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders,

        (7) any gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness of such Person,

        (8) transaction costs charged in connection with the Refinancing, or

        (9) amortization of intangible assets of the Person and its Subsidiaries on a consolidated basis under GAAP.

     "Consolidated Non-Cash Charges" of any Person means, for any period, the aggregate depreciation, amortization and other non-cash charges of the Person and its Subsidiaries on a Consolidated basis for the period, as determined in accordance with GAAP. However, Consolidated Non-Cash Charges does not include any non-cash charge which requires an accrual or reserve for cash charges for any future period.

     "Consolidated Tangible Assets" means consolidated total assets of Bally and its Subsidiaries as reported in Bally's Consolidated balance sheet from time to time as required by " -- Provision of Financial Statements" after making the following adjustments

        (1) subtract any asset which is treated as an intangible asset in conformity with GAAP, including leasehold rights, franchise rights, non-compete agreements, goodwill, unamortized debt discounts, patents, patent applications, trademarks, trade names, copyrights and licenses, and

        (2) subtract any deferred charges determined in conformity with GAAP, including deferred finance charges and deferred membership origination costs, and

        (3) add any treasury stock.

     "Consolidation" means, with respect to any Person, the consolidation of the accounts of the Person and each of its Subsidiaries if and to the extent these accounts would normally be consolidated with those of the Person, all in accordance with GAAP. The term "Consolidated" will have a similar meaning.

     "Credit Card Program Guarantee" means Bally's obligation to remit funds in excess of the sum of

        (1) $25.0 million plus

        (2) a reserve of up to 25% of the amount owed to Bally by a member, which becomes an obligation due to the credit card issuer by such member, pursuant to Bally's Credit Card Program

            Agreement dated December 21, 1995, as that agreement may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented, or otherwise modified from time to time.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Debt" means

        (1) all senior debt under the revolving credit facility and the Securitization Facility, and

        (2) any other senior debt which at the time of determination,

           (a) has an aggregate principal amount outstanding of at least $15 million and

           (b) is specifically designated as "Designated Senior Indebtedness" by Bally.

     "Disinterested Director" means, a member of the board of directors of Bally who does not have any material direct or indirect financial interest in or with respect to a transaction or series of related transactions.

     "EBITDA" means the sum of Consolidated Net Income, Adjusted Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-Cash Charges deducted in computing Consolidated Net Income of Bally and its Subsidiaries on a Consolidated basis, all determined in accordance with GAAP consistently applied.

     "Fair Market Value" means the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value will be determined by the board of directors of Bally acting in good faith and will be evidenced by a resolution of the board of directors.

     "Franchise Program" means the program under which Bally and/or its Subsidiaries grant franchises to third parties. These franchisees are required to, among other things, pay fees to Bally and/or its Subsidiaries, and have the right to receive training from Bally or its Subsidiaries or sell memberships to use facilities of the franchisee and Bally or its Subsidiaries. The Franchise Program may include the conversion of facilities owned by Bally or its Subsidiaries to franchise facilities and includes such a program as it may be amended, renewed, extended, substituted, restructured, replaced, supplemented or otherwise modified from time to time.

     "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, consistently applied, which were in effect on October 7, 1997.

     "Guaranteed Debt" of any Person means all Indebtedness of any other Person guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement

        (1) to pay or purchase the Indebtedness or to advance or supply funds for the payment or purchase of the Indebtedness,

        (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of the Indebtedness or to assure the holder of the Indebtedness against loss,

        (3) to supply funds to, or in any other manner invest in, the debtor, including any agreement to pay for property or services without requiring that the property be received or the services be rendered,

        (4) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor, or

        (5) otherwise to assure a creditor against loss.

However, "guarantee" does not include endorsements for collection or deposit in the ordinary course of business or guarantees of operating leases.

     "Indebtedness" means, with respect to any Person

        (1) all obligations of the Person for borrowed money or for the deferred purchase price of property or services,

           (a) excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but

           (b) including all obligations, contingent or otherwise, of the Person in connection with any letters of credit issued

               (i)  under letter of credit facilities,

               (ii) under acceptance facilities or other similar facilities, and

               (iii) in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock,

        (2) all obligations of the Person evidenced by bonds, notes, debentures or other similar instruments,

        (3) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business,

        (4) all obligations under Interest Rate Agreements of the Person,

        (5) all Capital Lease Obligations of the Person,

        (6) all Indebtedness referred to in paragraphs (1) through (5) above of other Persons and all dividends of other Persons, if the payment of the Indebtedness is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property, including accounts and contract rights, owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness,

        (7) all Guaranteed Debt of the Person,

        (8) all Redeemable Capital Stock issued by such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends,

        (9) the Credit Card Program Guarantee,

        (10) financial obligations incurred by a real estate investment trust in which Bally or any Subsidiary has invested pursuant to paragraph
             (9) of the definition of "Permitted Investments" and as to which, in the event that Bally controls such trust, any of Bally or any Subsidiary is directly or indirectly liable, and

        (11) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability which constitutes Indebtedness of the types referred to in paragraphs (1) through (9) above.

As used in this definition of Indebtedness, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price will be calculated in accordance with the terms of such Redeemable Capital Stock as if the repurchase occurred on the date on which Indebtedness will be determined under the Indenture. If such price is based upon the Fair Market Value of such Redeemable Capital Stock, the Fair Market Value will be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.

     "Interest Rate Agreements" means any interest rate protection agreement, including interest rate swaps, caps, floors, collars and other types of interest rate hedging agreements.

     "Investment" means:

        (1) any advance, loan, guarantee or other extension of credit or capital contribution;

        (2) any purchase, acquisition or ownership of any Capital Stock, bonds, notes, debentures or other securities issued or owned by any other Person; and

        (3) all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP.

     However, the ownership of any Capital Stock, bonds, notes, debentures or other securities obtained without making any advance, loan, payment, extension of credit or capital contribution is not an Investment.

     "Issue Date" means the date the Series C notes and Series D notes are originally issued under the Indenture.

     "Lien" means any mortgage or deed of trust, charge, pledge, statutory or other lien, privilege, security interest, assignment, deposit, arrangement, easement, hypothecation, claim, preference, priority or other encumbrance upon or with respect to any property of any kind. A Lien includes any conditional sale, capital lease or other title retention agreement, any leases and any agreement to give any security interest.

     "Maturity", when used with respect to the Series C notes and Series D notes means the date the principal of the Series C notes and Series D notes becomes due and payable as provided in the Series C notes and Series D notes or in the Indenture, including:

        (1) Stated Maturity,

        (2) the Change of Control Payment Date,

        (3) the redemption date, and

        (4) any declaration of acceleration.

     "Net Cash Proceeds" means

        (1) with respect to all Asset Sales, the proceeds from any Asset Sale in the form of cash or Temporary Cash Investments, net of:

           (a) brokerage commissions and other reasonable fees and expenses related to the Asset Sale, including fees and expenses of counsel and investment bankers,

           (b) provisions for all taxes payable as a result of the Asset Sale,

           (c) payments made to satisfy any Indebtedness that is secured by the assets which are the subject of the Asset Sale,

           (d) amounts required to be paid to any Person owning a beneficial interest in the assets subject to the Asset Sale, other than Bally or any Subsidiary,

           (e) appropriate amounts to be provided by Bally or any Subsidiary, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by Bally or any Subsidiary, as the case may be, after the Asset Sale.

        (2) with respect to any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock as referred to under " -- Certain Covenants -- Limitation on Restricted Payments", the proceeds from the issuance or sale in the form of cash or Temporary Cash Investments, net of attorneys' fees, accountants' fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with the issuance or sale and net of associated taxes paid or payable.

     "Pari Passu Indebtedness" means any Indebtedness that is equal in right of payment to the Series C notes and Series D notes, including the Series B notes.

     "Permitted Investment" means:

        (1) Investments in any Subsidiary or any Person which, as a result of the Investment,

           (a) becomes a Subsidiary, or

           (b) is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Bally or any Subsidiary;

        (2) Indebtedness of Bally described under paragraph (5) of the definition of "Permitted Indebtedness";

        (3) Investments in any of the Series B notes, Series C notes or Series D notes;

        (4) Temporary Cash Investments;

        (5) Investments acquired by Bally or any Subsidiary in connection with an Asset Sale permitted under " -- Certain Covenants -- Limitation on Sale of Assets" to the extent the Investments are non-cash proceeds as permitted under that covenant;

        (6) Investments in existence on October 7, 1997;

        (7) Investments in the aggregate amount of $5.0 million to purchase Capital Stock of any Subsidiary;

        (8) any advance, loan, guarantee or other extension of credit to any Person who purchases or acquires assets of Bally or any Subsidiaries which are to be included in a business which will be or is a party to the Franchise Program, which amount cannot be more than the purchase or acquisition price of such assets;

        (9) a one-time contribution of real property independently valued at not more than $10.0 million to a real estate investment trust which is an Affiliate of Bally and additional contributions or the non-cash component of sales in a situation where less than 75% of the consideration was received in either cash or Cash Equivalents, or both, to such trust of real property independently valued, which in the aggregate at the time of each additional contribution, together with all previous additional contributions, do not have a value in excess of 3% of Bally's Consolidated Tangible Assets as of the end of the next immediately preceding fiscal year; and

        (10) up to $25.0 million aggregate amount outstanding at any one time in any other Investments in joint ventures, partnerships, real estate investment trusts or other Persons reasonably related or complementary to the business of Bally on December 16, 1998.

In connection with any assets or property contributed or transferred to any Person as an Investment, the property and assets will be valued at the Fair Market Value, as determined by the board of directors of Bally, at the time of Investment.

        "Permitted Subsidiary Indebtedness" means:

        (1) Indebtedness of a Subsidiary owing to Bally or another Subsidiary made pursuant to an intercompany note and that, upon an Event of Default, will be immediately due and payable. However,

           (a) any disposition, pledge or transfer of any such Indebtedness to a Person, other than Bally or a Subsidiary, will be an incurrence of such Indebtedness by the obligor outside the definition of "Permitted Subsidiary Indebtedness" pursuant to this paragraph
               (1), and

           (b) any transaction pursuant to which any Subsidiary ceases to be a Subsidiary will be deemed to be the incurrence of Indebtedness by such Subsidiary that is not within the definition of "Permitted Subsidiary Indebtedness" pursuant to this paragraph (1);

        (2) Indebtedness of a Subsidiary which would be permitted by paragraphs
            (4), (6), (7), (8), (9), (10) or (11) of the definition of
            "Permitted Indebtedness" if incurred by Bally;

        (3) Acquired Debt of a Subsidiary which would be permitted to be incurred by Bally if such Acquired Debt were being incurred by Bally;

        (4) Indebtedness of a Subsidiary under the Securitization Facility;

        (5) guarantees of Bally's Senior Debt; and

        (6) guarantees of any Affiliate's Indebtedness if the Investment in the Affiliate complies with the limitation on Restricted Payments covenant of the Indenture or constitutes a Permitted Investment.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision.

     "Preferred Stock" with respect to any Person means, any Capital Stock of any class or classes which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class in such Person.

     "Public Equity Offering" means an underwritten public offering of Capital Stock, other than Redeemable Capital Stock, pursuant to a registration statement that has been declared effective by the Commission. However, any public offering on a registration statement on Form S-8 or any successor form or otherwise relating to equity securities issuable under any employee benefit plan of Bally will not be a Public Equity Offering.

     "Purchase Money Obligation" means any Indebtedness secured by a Lien on assets related to the business of Bally and its Subsidiaries and any additions and accessions which are purchased at any time after the Series C notes and Series D notes are issued so long as:

        (1) the security agreement or conditional sales or other title retention contract pursuant to which the Lien on such assets is created (collectively, a "Purchase Money Security Agreement") will be entered into within 120 days after the purchase or substantial completion of the construction of such assets and will at all times be confined solely to the assets so purchased or acquired, any additions and accessions and any proceeds,

        (2) the aggregate principal amount of the outstanding Indebtedness secured by the Purchase Money Security Agreement will not be increased, except in connection with the purchase of additions and accession and except in respect of fees and other obligations in respect of the Indebtedness, and

        (3) (a) the aggregate outstanding principal amount of Indebtedness secured by the Purchase Money Security Agreement (determined on a per asset basis in the case of any additions and accessions) will not, at the time the Purchase Money Security Agreement is entered into, exceed 100% of the purchase price to Bally and its Subsidiaries of the assets subject thereto, or

           (b) the Indebtedness secured will be with recourse solely to the assets so purchased or acquired, any additions and accessions and any proceeds.

     "Qualified Capital Stock" means any and all Capital Stock of a Person other than Redeemable Capital Stock.

     "Redeemable Capital Stock" means any Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable or otherwise,

        (i) is, or upon the happening of any event or passage of time would be, required to be redeemed prior to any Stated Maturity of the principal of the Series C or Series D notes,

        (ii) is redeemable at the option of the holder of the Capital Stock at any time prior to any Stated Maturity, or

        (iii) is convertible into or exchangeable for debt securities at any time prior to any such Stated Maturity at the option of the holder.

     "Refinancing" means

        (1) the offering and sale of the Series B notes pursuant to the B Indenture,

        (2) the modification of the Revolving Credit Facility, and

        (3) the consummation of the tender offer by Bally for its 13% Notes.

     "Revolving Credit Facility" means the third amended and restated Credit Agreement dated as of June 26, 1995 among Bally, the Banks and The Chase Manhattan Bank, as agent, as amended from time to time.

     "Securitization Facility" means the asset-backed securities issued by the H&T Master Trust on December 13, 1996 in the aggregate principal amount of $160.0 million, including any amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplement or other modification.

     "Senior Debt" means the principal of, premium, if any, and interest on any Indebtedness of Bally unless the instrument creating or evidencing the Indebtedness expressly provides that the Indebtedness is not senior in right of payment to the Series C notes and Series D notes. Senior Debt includes Indebtedness under the Revolving Credit Facility and the Securitization Facility, except if any refinancing, refunding or replacement of either is expressly subordinate to any other Indebtedness of Bally.

     Senior Debt does not include:

        (1) the Series B notes, Series C notes and Series D notes;

        (2) Indebtedness that by its express terms is subordinate or junior in right of payment to any Indebtedness of Bally;

        (3) Indebtedness which, when incurred and without respect to any election under certain provisions of the Bankruptcy Law, is without recourse to Bally;

        (4) Redeemable Capital Stock;

        (5) any liability for foreign, federal, state, local or other taxes owing by Bally to the extent this liability constitutes Indebtedness;

        (6) Indebtedness of Bally to a Subsidiary or any other Affiliate of Bally or any of the Affiliate's subsidiaries, and

        (7) any Indebtedness which is issued in violation of the Indenture.

     "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of Bally within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

     "Stated Maturity" means the dates specified as the fixed date when the principal of any Indebtedness or any installment of interest is due and payable.

     "Subordinated Indebtedness" means Indebtedness of Bally which by its term is expressly subordinated in right of payment to the Series C and Series D notes.

     "Subsidiary" means any Person with a majority of the equity ownership or the Voting Stock of which is at the time owned, directly or indirectly, by Bally or by one or more other Subsidiaries, or by Bally and one or more other Subsidiaries. However, neither of the following will be a Subsidiary:

        (a) any Unrestricted Subsidiary, and

        (b) any real estate investment trust in which Bally or any Subsidiary has invested pursuant to clause (9) of the definition of "Permitted Investment".

     "Temporary Cash Investments" means

        (1) any evidence of Indebtedness,

           (a) maturing one year or earlier after the date of acquisition,

           (b) issued by the United States of America, or an instrumentality or agency thereof, and

           (c) guaranteed fully as to principal, premium, if any, and interest by the United States of America;

        (2) any certificate of deposit (or, with respect to non-U.S. banking institutions, similar instruments)

           (a) maturing one year or earlier after the date of the acquisition,

           (b) issued by a commercial banking institution that is a member of the Federal Reserve System or a commercial banking institution organized and located in a country recognized by the United States of America,

           (c) that has combined capital and surplus and undivided profits of not less than $500 million, or the foreign currency equivalent thereof, and

           (d) whose debt has a rating, at the time any investment is made,

               (i) of at least "P-1" according to Moody's Investors Service,
                   Inc. ("Moody's") or any successor rating agency, or

               (ii) of at least "A-1" according to Standard & Poor's Rating
                    Group, a division of McGraw Hill, Inc. ("S&P");

        (3) commercial paper, maturing one year or earlier after the date of acquisition, issued by a corporation, other than an Affiliate or Subsidiary of Bally, organized and existing under the laws of the United States of America with a rating, at the time when any Investment is made, of at least "P-1" according to Moody's or at least "A-1" according to S&P;

        (4) any money market deposit accounts or demand deposit accounts issued or offered by a domestic commercial bank or a commercial banking institution organized and located in a country recognized by the United States of America,

           (a) having capital and surplus in excess of $500 million, or the foreign currency equivalent thereof; and

           (b) whose short-term debt has a rating, at the time of investment, of at least "P-1" according to Moody's or of at least "A-1" according to S&P; and

        (5) any other Investments, that at any one time do not exceed $100,000 in the aggregate, issued or offered by any domestic commercial bank or any commercial banking institution organized and located in a country recognized by the United States of America.

     "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended, or any successor statute.

     "13% Notes" means Bally's 13% Senior Subordinated Notes due in the year
2003.

     "Unrestricted Subsidiary" means

        (1) BTFCC, Inc.,

        (2) any other Subsidiary of Bally that has been designated by the board of directors of Bally as an Unrestricted Subsidiary, and

        (3) any subsidiary of an Unrestricted Subsidiary.

The board of directors of Bally may designate any subsidiary of Bally, including any newly acquired or newly formed subsidiary, to be an Unrestricted Subsidiary if all of the following conditions apply:

        (1) neither Bally nor any of its Subsidiaries provides credit support for Indebtedness of the Unrestricted Subsidiary, including any undertaking, agreement or instrument evidencing the Indebtedness,

        (2) such Unrestricted Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness or the Revolving Credit Facility,

        (3) any Investment by Bally in such Unrestricted Subsidiary made as a result of designating such subsidiary an Unrestricted Subsidiary will not violate the provisions described under " -- Certain Covenants -- Limitation on Unrestricted Subsidiaries" and

           (a) such Unrestricted Subsidiary is not party to any agreement, contract, arrangement or understanding at the designation time with Bally or any other subsidiary of Bally, unless the terms of any the agreement, contract, arrangement or understanding are no less favorable to Bally or such other subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Bally or,

           (b) in the event the condition described in subparagraph (a) is not satisfied, the value of the agreement, contract, arrangement or understanding to such Unrestricted Subsidiary will be considered an Investment, and

        (4) such Unrestricted Subsidiary does not own any Capital Stock in any subsidiary of Bally which is not simultaneously being designated an Unrestricted Subsidiary.

     Any such designation by the board of directors of Bally will be evidenced to the Trustee by the filing with the Trustee:

        (1) a board resolution giving effect to such designation, and

        (2) an officers' certificate certifying that such designation complies with the foregoing conditions described in the definition

     Any Investment by Bally in any Unrestricted Subsidiary will be deemed a Restricted Payment on the date of designation in an amount equal to the greater of

           (a) the net book value of such Investment, or

           (b) the Fair Market Value of such Investment as determined in good faith by Bally's board of directors. The board of directors may designate any Unrestricted Subsidiary as a Subsidiary, so long as

               (i) if such Unrestricted Subsidiary has any Indebtedness, that immediately after giving effect to the designation, Bally could incur $1.00 of additional Indebtedness pursuant to the restrictions under " -- Certain Covenants -- Limitation on Indebtedness", other than Permitted Indebtedness or Permitted Subsidiary Indebtedness, and

               (ii) all Indebtedness of such Subsidiary will be considered to be incurred on the date the Unrestricted Subsidiary becomes a Subsidiary.

     "Unrestricted Subsidiary Indebtedness" means Indebtedness of any Unrestricted Subsidiary

        (1) that neither Bally nor any Subsidiary is directly or indirectly liable, and

        (2) upon the occurrence of a default with respect to the Indebtedness, does not result in, or permit any holder of any Indebtedness of Bally or any Subsidiary to declare a default on such Indebtedness of Bally or any Subsidiary or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.

     "Voting Stock" means the class or classes of Capital Stock that allow the stockholder, under ordinary circumstances, to have general voting power to elect at least a majority of (1) the board of directors, (2) managers or (3) trustees of a corporation, regardless of whether or not Capital Stock of any other class or classes will have or might have voting power by reason of the happening of any contingency.

     "Wholly Owned Subsidiary" means a Subsidiary in which Bally or another Wholly Owned Subsidiary owns all the Capital Stock, other than qualifying shares, if any.

BOOK-ENTRY DELIVERY AND FORM

     The Series C notes, which were offered and sold to qualified institutional buyers (as defined under Rule 144A) ("QIBs") and were deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co. are registered in book-entry form and are represented by one global note, in definitive, fully registered form without interest coupons.

     The Series C notes (1) originally purchased by or transferred to "accredited investors" (as defined in Rule 501(a)(1), (2), (3) and (7) under the Securities Act) who are not QIBs, or (2) held by QIBs who elected to take physical delivery of their certificates instead of holding their interest through the global note (and which are then unable to trade through DTC) (collectively referred to herein as the "Non-Global Purchasers"), were issued in registered form without interest coupons ("Certificated Notes"). Upon the transfer of Certificate Notes held by a Non-Global Purchaser to a QIB, those Certificate Notes will, unless the transferee requests otherwise or the global note has previously been exchanged in whole for Certificated Notes, be exchanged for an interest in the global note.

     DTC has advised Bally as follows: DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic computerized book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Except as set forth below, it is expected that the Series D notes will be issued in global form. Bally expects that pursuant to procedures established by DTC (1) upon the issuance of the new global note, DTC or its custodian will credit on its internal system portions of the new global note which will be comprised of the corresponding respective principal amount of the old global note to the respective accounts of persons who have accounts with such depositary, and (2) ownership of the Series D notes will be shown on, and the transfer of ownership thereof will be effected through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by the exchange agent and ownership of beneficial interest in the new global note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. QIBs may hold their interests in the new global note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     So long as DTC or its nominee is the registered owner or holder of a new global note, DTC or such nominee, as the case may be, will be considered the sole record owner or holder of the Series D notes represented by the new global note for all purposes under the Indenture and the Series D notes. No beneficial owners of an interest in the new global note will be able to transfer that interest except in accordance with DTC's applicable procedure in addition to those provided for under the Indenture.

     Payments of the principal of, premium, if any, and interest on the new global note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of Bally, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the new global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Bally expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of the new global note will credit participants' accounts with payments in amounts proportionate to their respective beneficial ownership interests in the principal amount of the new global note, as shown on the records of DTC or its nominee. Bally also expects that payments by participants to owners of beneficial interests in the new global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfer between participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a holder requires physical delivery of Certificated Notes for any reason, including selling the Series D notes to persons in states which require delivery of the Series D notes or pledging the Series D notes, such holder must transfer its interest in the new global note, in accordance with the normal procedures of DTC and the procedures set forth in the Indenture.

     DTC has advised Bally that neither DTC nor Cede & Co., DTC's partnership nominee, will consent or vote with respect to the new global note. Under its usual procedures, DTC mails an Omnibus Proxy to Bally as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the new global note is credited on the record date, which are identified in a listing attached to the Omnibus Proxy.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the new global note among participants of DTC, it is under no obligation to perform these procedures, and these procedures may be discontinued at any time. Neither Bally nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.


     Interests in the new global note will be exchangeable or transferable, as the case may be, for Certificated Notes if (1) the beneficial owner requests,
(2) DTC notifies Bally that it is unwilling or unable to continue as depositary for the new global note, or DTC ceases to be a "Clearing Agency" registered under the Exchange Act, and a successor depositary is not appointed by Bally within 90 days, or (3) an Event of Default has occurred and is continuing with respect to the Series D notes. Upon the occurrence of any of the events described in the preceding sentence, Bally will cause the appropriate Certificated Notes to be delivered.


YEAR 2000

     The following information has been provided by DTC:

     DTC's management is aware that some computer applications, systems, and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as they relate to the timely payment of distributions, including principal and income payments, to securityholders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

     However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the financial community that it is contacting, and will continue to contact, third party vendors from whom DTC acquires services to (1) impress upon them the importance of such services being Year 2000 compliant; and (2) determine the extent of their efforts for Year 2000 testing and remediation of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

     According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Series D notes for its own account through the exchange offer may be deemed to be a statutory underwriter, must acknowledge that it acquired the Series B notes and Series C notes for its own account as a result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Series D notes. This prospectus, as it may be amended or supplemented from time to time, may be used by broker-dealers in connection with resales of Series D notes received in exchange for Series B notes and Series C notes if the Series B notes and Series C notes were acquired by the broker-dealers for their own accounts as a result of market-making or other trading activities. Subject to certain conditions, Bally has agreed that this prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resale of Series D notes received in exchange for Series B notes and Series C notes through the exchange offer
must notify Bally, or cause Bally to be notified, on or prior to             ,
1999, that it is a broker-dealer who must comply with the prospectus delivery requirements. This notice may be given in the space provided for that purpose in the letter of transmittal or may be delivered to the exchange agent at one of the addresses set forth under "The Exchange Offer -- The Exchange Agent; Assistance". Any broker-dealer who is an "affiliate" of Bally must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "The Exchange Offer -- Resales of the New Notes".

     Bally will not receive any cash proceeds form the exchange offer. Series D notes received by broker-dealers for their own accounts in connection with the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Series D notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any Series D notes.

     Any broker-dealer that resells Series D notes that were received by it for its own account in connection with the exchange offer or any broker or dealer that participates in a distribution of the Series D notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Series D notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                 LEGAL MATTERS

     The validity, authorization and issuance of the Series D notes offered by this prospectus will be passed upon for Bally by Benesch, Friedlander, Coplan & Aronoff LLP of Cleveland, Ohio. George N. Aronoff, a partner in Benesch, Friedlander, Coplan & Aronoff LLP, owns 18,000 shares of Bally common stock.

                                    EXPERTS


     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements (and schedule) included in our annual report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

             ------------------------------------------------------
             ------------------------------------------------------


  ALL TENDERED SERIES B NOTES OR SERIES C NOTES, EXECUTED LETTERS OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE DIRECTED TO THE EXCHANGE AGENT AS FOLLOWS:


BY HAND, REGISTERED OR CERTIFIED MAIL OR OVERNIGHT COURIER:

  U.S. BANK TRUST NATIONAL ASSOCIATION
  U.S. BANK TRUST CENTER
  180 EAST FIFTH STREET
  ST. PAUL, MN 55101
  ATTENTION: FLORA GOMEZ, SPECIALIZED FINANCE
    DEPARTMENT

BY FACSIMILE:

  (651) 244-1537
  ATTENTION: FLORA GOMEZ, SPECIALIZED FINANCE
    DEPARTMENT
  (ORIGINALS OF ALL DOCUMENTS SENT BY FACSIMILE SHOULD BE SENT PROMPTLY BY HAND, REGISTERED OR CERTIFIED MAIL OR OVERNIGHT COURIER).

CONFIRM BY TELEPHONE: (651) 244-5011


QUESTIONS AND REQUESTS FOR ASSISTANCE AND REQUESTS FOR ADDITIONAL COPIES OF THE PROSPECTUS, THE LETTER OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE ADDRESSED TO THE INFORMATION AGENT AS FOLLOWS:



  MACKENZIE PARTNERS, INC.


  156 FIFTH AVENUE


  NEW YORK, NEW YORK 10010

  (212) 929-5500

  ATTENTION: ROBERT MARESE



                          ------------------------------

                                TABLE OF CONTENTS
                          ------------------------------


                                         PAGE
                                         ----
Prospectus Summary.....................    3
Risk Factors...........................    7
The Exchange Offer.....................   12
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   21
Business Description...................   25
Where You Can Find More Information....   35
Description of Other Indebtedness......   36
Description of Series D Notes..........   36
Plan of Distribution...................   68
Legal Matters..........................   68
Experts................................   69



  NO DEALER, SALESPERSON OR ANY OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BALLY. THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SERIES D NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, NOR ANY EXCHANGE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR
IN THE AFFAIRS OF BALLY SINCE       , 1999.


             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                                  $300,000,000
                                     BALLY
                                      LOGO

                              BALLY TOTAL FITNESS
                              HOLDING CORPORATION

                                 9 7/8% CLASS D
                           SENIOR SUBORDINATED NOTES
                                    DUE 2007
                            ------------------------
                                   PROSPECTUS
                            ------------------------
                  OFFER TO EXCHANGE ITS 9 7/8% SERIES D SENIOR
                     SUBORDINATED NOTES DUE 2007 WHICH HAVE
                  BEEN REGISTERED UNDER THE SECURITIES ACT FOR
                     ITS OUTSTANDING 9 7/8% SERIES B SENIOR
                      SUBORDINATED NOTES DUE 2007 AND ITS
                       OUTSTANDING 9 7/8% SERIES C SENIOR
                          SUBORDINATED NOTES DUE 2007.

                                           , 1999

             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law ("DGCL") permits the indemnification of the directors and officers of Bally. Bally's By-laws provide that it will indemnify the officers, directors, employees and agents of Bally to the extent permitted by the DGCL.

     Bally's Certificate provides for the indemnification of its directors and officers, and persons who serve or served at the request of Bally as a director, officer, employee or agent of another corporation, including service with respect to employee benefit plans, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties in amounts paid or to be paid in settlement) reasonably incurred with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, provided, however, Bally shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board. In the event a claim for indemnification by any person has not been paid in full by Bally after written request has been received by Bally, the claimant may at any time thereafter bring suit against Bally to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. The right to indemnification conferred in Bally's Certificate is a contract right and shall include the right to be paid by Bally the expenses incurred in defending any such proceeding in advance of its final disposition. Bally maintains insurance, at its expense, to protect itself and any director, officer, employee or agent of Bally against any such expense, liability or loss, whether or not Bally would have the power to indemnify such person against such expense, liability or loss under state law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits


     *1.1    -- Purchase Agreement dated December 9, 1998 among Bally
                Total Fitness Holding Corporation and Merrill Lynch &
                Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated
                and Jefferies & Company, Inc. (filed as Exhibit 1.1 to
                Bally's annual report on Form 10-K for the year ended
                December 31, 1998).

     *4.1    -- Indenture dated as of December 16, 1998 between Bally
                Total Fitness Holding Corporation and U.S. Bank Trust
                National Association, as Trustee, including the form of
                Series C notes and form of Series D notes (filed as
                Exhibit 4.9 to Bally's annual report on Form 10-K for the
                year ended December 31, 1998).

     *4.2    -- Registration Rights Agreement dated as of December 16,
                1998 among Bally Total Fitness Holding Corporation and
                Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner &
                Smith Incorporated and Jefferies & Company, Inc. (filed
                as Exhibit 4.10 to Bally's annual report on Form 10-K for
                the year ended December 31, 1998).

     *4.3    -- Senior Subordinated Note Specimen Certificate (filed as
                Exhibit 4.9 to Bally's annual report on Form 10-K for the
                year ended December 31, 1997).

    **5.1    -- Opinion of Benesch, Friedlander, Coplan & Aronoff LLP.

   **12.1    -- Computation of Ratio of Earnings to Fixed Charges.

     23.1    -- Consent of Ernst & Young LLP.

   **23.2    -- Consent of Benesch, Friedlander, Coplan & Aronoff LLP
                (contained in its Opinion filed as Exhibit 5.1 hereto).

   **24.1    -- Powers of Attorney for the Company.

   **25.1    -- Statement of Eligibility of Trustee on Form T-1.


---------------
 * Incorporated herein by reference as indicated.

** Previously Filed.


(b) Financial Statement Schedule

     Incorporated by reference to Bally's annual report on Form 10-K for the year ended December 31, 1998.

ITEM 22.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-4 AND HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CHICAGO, STATE OF ILLINOIS, ON MAY 4, 1999.


                                        BALLY TOTAL FITNESS HOLDING CORPORATION

                                        By: /s/ LEE S. HILLMAN
                                           -------------------------------------
                                           Lee S. Hillman
                                           President and Chief Executive Officer


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



                  SIGNATURE                                     TITLE                        DATE
                  ---------                                     -----                        ----

*                                              Chairman of the Board of Directors       May 4, 1999
---------------------------------------------
Arthur M. Goldberg

/s/ LEE S. HILLMAN                             President, Chief Executive Officer and   May 4, 1999
---------------------------------------------  Director
Lee S. Hillman

*                                              Executive Vice President, Chief          May 4, 1999
---------------------------------------------  Financial Officer and Treasurer
John W. Dwyer

*                                              Vice President and Controller            May 4, 1999
---------------------------------------------
Geoffrey M. Scheitlin

*                                              Director                                 May 4, 1999
---------------------------------------------
Aubrey C. Lewis

*                                              Director                                 May 4, 1999
---------------------------------------------
J. Kenneth Looloian

*                                              Director                                 May 4, 1999
---------------------------------------------
James F. McAnally, M.D.

*                                              Director                                 May 4, 1999
---------------------------------------------
Liza M. Walsh



*By: /s/ LEE S. HILLMAN

     ------------------------

     Lee S. Hillman,
     attorney-in-fact